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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement
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☑ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

BMC Software, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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SEC 1913 (11-01)	Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

BMC Software, Inc.
2101 CityWest Boulevard
Houston, Texas 77042
(713) 918-8800
July 19, 2005
Dear Stockholder:
      BMC Software’s Annual Meeting of Stockholders will be held on Tuesday, August 23, 2005 at 10:00 a.m. local time, in the East & West Paces Room at The Westin Hotel, 3391 Peachtree Road NE, Atlanta, Georgia. We look forward to your attendance either in person or by proxy. If you received your Annual Meeting materials by mail, the annual report, notice of Annual Meeting, proxy statement and proxy card from BMC Software’s Board of Directors (the “Board”) are enclosed. If you received your Annual Meeting materials via e-mail, the e-mail contains voting instructions and links to the annual report and proxy statement on the Internet at www.bmc.com/investors. We encourage you to conserve natural resources, as well as significantly reduce our printing and mailing costs, by signing up for electronic delivery of BMC Software stockholder communications. For more information, see “Electronic Delivery of BMC Software Stockholder Communications” in the proxy statement.
      At this year’s Annual Meeting, the agenda includes the annual election of directors, the ratification of the appointment of independent auditors, and approval of an amendment to the BMC Software, Inc. 1994 Employee Incentive Plan (the “Incentive Plan”) to provide for a continuation of BMC Software’s historical practice of compensating its nonemployee directors with stock options by permitting them to be eligible for awards under the Incentive Plan and to extend the term during which awards may be issued under the Incentive Plan. The Board recommends that you vote FOR election of the director nominees, FOR ratification of the appointment of independent auditors and FOR the amendment to the Incentive Plan. Please refer to the proxy statement for detailed information on each of the proposals to be considered at the Annual Meeting.

Very truly yours,

B. Garland Cupp
Chairman of the Board

BMC SOFTWARE, INC.
2101 CityWest Boulevard
Houston, Texas 77042-2827
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
August 23, 2005
To the Stockholders of
BMC Software, Inc.:
      The Annual Meeting of Stockholders of BMC Software, Inc., a Delaware corporation (“BMC Software”), will be held in the East & West Paces Room at The Westin Hotel, 3391 Peachtree Road NE, Atlanta, Georgia, on August 23, 2005 at 10:00 a.m., local time.
      We are holding the Annual Meeting for the following purposes:

1. To elect eleven directors, each to serve until the next annual stockholders’ meeting or until his or her respective successor has been duly elected or appointed;

2. To ratify the appointment of Ernst & Young LLP as independent auditors of BMC Software for the fiscal year ending March 31, 2006;

3. To approve an amendment to the BMC Software, Inc. 1994 Employee Incentive Plan (the “Incentive Plan”) to provide for a continuation of BMC Software’s historical practice of compensating its nonemployee directors with stock options by permitting them to be eligible for awards under the Incentive Plan and to extend the term during which awards may be issued under the Incentive Plan; and

4. To transact such other business as may properly come before the Annual Meeting and at any adjournments or postponements of the meeting.
      The above matters are fully described in the proxy statement, which is part of this notice. We have not received notice of any other matters that may be properly presented at the Annual Meeting.
      Only stockholders of record at the close of business on July 5, 2005 will be entitled to vote at the Annual Meeting. A list of stockholders entitled to vote at the Annual Meeting will be available for inspection at BMC Software’s offices, 2101 CityWest Boulevard, Houston, Texas 77042 for 10 days prior to the Annual Meeting. If you would like to review the stockholder list, please call BMC Software Investor Relations at (713) 918-4525 to schedule an appointment.
      To ensure that your vote is recorded promptly, please vote as soon as possible, even if you plan to attend the Annual Meeting. Most stockholders have three options for submitting their vote: (1) via the Internet, (2) by phone or (3) by mail, using the paper proxy card. For further details, see “Voting” and your proxy card or the email you received for electronic delivery of this proxy statement. If you have Internet access, we encourage you to record your vote on the Internet. It is convenient and it saves us significant postage and processing costs.

By Order of the Board of Directors,

Robert H. Whilden, Jr.
Secretary
July 19, 2005
This proxy statement and the Annual Report to Stockholders will be made available on the Internet at www.bmc.com/investors on or about July 19, 2005.

Electronic Delivery of BMC Software Stockholder Communications
      If you received your Annual Meeting materials by mail, we encourage you to conserve natural resources, as well as significantly reduce our printing and mailing costs, by signing up to receive your BMC Software stockholder communications via e-mail. With electronic delivery, you will be notified via e-mail as soon as the annual report and the proxy statement are available on the Internet, and you can easily submit your stockholder votes online. Electronic delivery can also help reduce the number of bulky documents in your personal files and eliminate duplicate mailings. If you would like to view future proxy statements and annual reports over the Internet instead of receiving paper copies, you can elect to do so by voting at http://www.proxyvote.com and providing your e-mail address after you vote. Your election to view these documents over the Internet will remain in effect until you elect otherwise. Please be aware that if you choose to access these materials over the Internet, you may incur costs such as telephone and Internet access charges for which you will be responsible. If you choose to view future proxy statements and annual reports over the Internet, next year you will receive an e-mail with instructions on how to view those materials and vote.
      Your electronic delivery enrollment will be effective until you cancel it. If you have questions about electronic delivery, please call BMC Software Investor Relations at (713) 918-4525.
Stockholders Sharing the Same Last Name and Address
      In accordance with notices we sent to certain stockholders, we are sending only one copy of our annual report and proxy statement to stockholders who share the same last name and address, unless they have notified us that they want to continue receiving multiple copies. This practice, known as “householding,” is designed to reduce duplicate mailings and save significant printing and postage costs as well as natural resources.
      If you received a householded mailing this year and you would like to have additional copies of our annual report and/or proxy statement mailed to you or you would like to opt out of this practice for future mailings, please call 1-800-542-1061 or write to Householding Department, 51 Mercedes Way, Edgewood, NY 11717, including your name, the name of your broker or other holder of record and your account number(s). If you revoke your consent, you will be removed from the Householding program within 30 days of receipt of your revocation and each stockholder at your address will receive individual copies of our disclosure documents. You may also contact us if you received multiple copies of the Annual Meeting materials and would prefer to receive a single copy in the future.
Attending the Annual Meeting
      The Annual Meeting will be held at 10:00 a.m., local time, on Tuesday, August 23, 2005, in the East & West Paces room at The Westin Hotel, 3391 Peachtree Road NE, Atlanta, Georgia. When you arrive, signs will direct you to the East & West Paces room. Please note that the doors to the meeting room will not be open until 9:15 a.m. You need not attend the Annual Meeting to vote.
Voting
      To ensure that your vote is recorded promptly, please vote as soon as possible, even if you plan to attend the Annual Meeting in person. Most stockholders have three options for submitting their votes: (1) via the Internet, (2) by phone or (3) by mail, using the paper proxy card. If you have Internet access, we encourage you to record your vote on the Internet. It is convenient and it saves us significant postage and processing costs. In addition, when you vote via the Internet or by phone prior to the meeting date, your vote is recorded immediately and there is no risk that postal delays will cause your vote to arrive late and therefore not be counted. For further instructions on voting, see your proxy card or the e-mail you received for electronic delivery of this proxy statement. If you attend the Annual Meeting, you may also submit your vote in person, and any previous votes that you submitted, whether by Internet, phone or mail, will be superseded by the vote that you cast at the Annual Meeting.

BMC SOFTWARE, INC.
2101 CityWest Boulevard
Houston, Texas 77042-2827
PROXY STATEMENT
FOR ANNUAL MEETING OF STOCKHOLDERS
To Be Held August 23, 2005
      This proxy statement is furnished to the stockholders of BMC Software, Inc. (“BMC Software”) in connection with the solicitation of proxies by the Board of Directors (the “Board”) of BMC Software. The proxies are to be voted at the 2005 Annual Meeting of Stockholders of BMC Software (the “Annual Meeting”) to be held in the East & West Paces Room at The Westin Hotel, 3391 Peachtree Road NE, Atlanta, Georgia, at 10:00 a.m., local time, on August 23, 2005, and any adjournments or postponements thereof, for the purposes set forth in the accompanying notice. The Board is not aware of any other matters to be presented at the Annual Meeting. If any other matter should be presented at the Annual Meeting upon which a vote properly may be taken, shares represented by all duly executed proxies received by BMC Software will be voted with respect thereto in accordance with the best judgment of the persons designated as the proxies. This proxy statement and the accompanying form of proxy have been mailed to stockholders on or about July 19, 2005.
      As of July 5, 2005, the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting, there were outstanding and entitled to vote 217,178,373 shares of the common stock, $.01 par value, of BMC Software (the “Common Stock”). Each share of Common Stock entitles the holder to one vote on each matter presented at the Annual Meeting. A majority of the outstanding shares present in person or by proxy will constitute a quorum.
      Proxies will be voted in accordance with the directions specified thereon and otherwise in accordance with the judgment of the persons designated as proxies. Any proxy on which no direction is specified will be voted FOR the election of the nominees named herein to the Board, FOR the ratification of the appointment of Ernst & Young LLP as the independent auditors for BMC Software and FOR the amendment to the BMC Software, Inc. 1994 Employee Incentive Plan (the “Incentive Plan”) to provide for a continuation of BMC Software’s historical practice of compensating its nonemployee directors with stock options by permitting them to be eligible for awards under the Incentive Plan and to extend the term during which awards may be issued under the Incentive Plan.
      BMC Software’s annual report to stockholders containing financial statements for the fiscal year ended March 31, 2005 accompanies this proxy statement. Stockholders are referred to the annual report for financial and other information about the activities of BMC Software. The annual report is not incorporated by reference into this proxy statement and is not deemed to be a part hereof.

QUESTIONS AND ANSWERS ABOUT THE MEETING AND VOTING

1.	What is a proxy?
      It is your legal designation of another person to vote the stock you own. That other person is called a proxy. If you designate someone as your proxy in a written document, that document also is called a proxy or a proxy card. Robert E. Beauchamp, President, Chief Executive Officer and a Director of BMC Software, and Christopher C. Chaffin, Senior Legal Counsel and Assistant Secretary, have been designated as proxies for the 2005 Annual Meeting.

2.	What is a proxy statement?
      It is a document that the regulations of the Securities and Exchange Commission require us to give you when we ask you to sign a proxy card designating Robert E. Beauchamp and Christopher C. Chaffin each as proxies to vote on your behalf. The proxy statement includes information about the proposals to be considered at the Annual Meeting and other required disclosures including information about our Board and officers.

3.	What is the difference between a stock owner of record and a stock owner who holds stock in street name?
      (a) If your shares are registered in your name, you are a stockholder of record.
      (b) If your shares are registered in the name of your broker or bank, your shares are held in street name.

4.	What different methods can you use to vote?
      (a) By Internet Proxy: All stockholders of record as of July 5, 2005 can have their shares voted by proxy via the Internet, using the procedures and instructions described on the proxy card and other enclosures. Votes submitted electronically via the Internet or by telephone must be received by 11:59 pm Eastern Daylight Time, on August 22, 2005.
      (b) By Telephone Proxy: All stockholders of record as of July 5, 2005 can also have their shares voted by proxy via touchtone telephone from the U.S. and Canada, using the toll free telephone number on the proxy card.
      Street name holders may vote by telephone or over the Internet if their bank or broker makes those methods available, in which case the bank or broker will enclose the instructions with the proxy statement. The telephone and Internet voting procedures, including the use of control numbers, are designed to authenticate stockholders’ identities, to allow share owners to vote their shares and to confirm that their instructions have been properly recorded.
      (c) By Written Proxy: All stockholders of record as of July 5, 2005 can also vote by written proxy card.
      (d) In Person: All stockholders of record as of July 5, 2005 may vote in person at the Annual Meeting (unless they are street name holders without a legal proxy, as described in question 3).

5.	What is the record date and what does it mean?
      The record date for the 2005 Annual Meeting is July 5, 2005. The record date is established by the Board as required by Delaware law. Owners of record of Common Stock at the close of business on the record date are entitled to:

(a) receive notice of the Annual Meeting, and

(b) vote at the Annual Meeting and any adjournments or postponements of the meeting.

6.	How can you revoke a proxy?
      A stockholder can revoke a proxy prior to the completion of voting at the Annual Meeting by giving written notice to the Secretary of BMC Software, delivering a later-dated proxy (via the Internet, by telephone or by written proxy card), or voting in person at the Annual Meeting.

7.	What are your voting choices when voting for director nominees, and what vote is needed to elect Directors?
      In the vote on the election of eleven director nominees to serve until the 2006 Annual Meeting, stockholders may:

(a) vote in favor of all nominees,

(b) vote to withhold votes as to all nominees, or

(c) vote to withhold votes as to specific nominees.
      The nominees receiving votes of a majority of the shares entitled to vote at the Annual Meeting in person or by proxy will be elected as directors. A vote to withhold votes as to a nominee will be treated as a vote against that nominee. Stockholders may not cumulate their votes in the election of directors.
      The Board recommends a vote “FOR” each of the nominees.

8.	What are your voting choices when voting on the ratification of the appointment of Ernst & Young LLP as independent auditors, and what vote is needed to ratify their appointment?
      In the vote on the ratification of the appointment of Ernst & Young LLP as independent auditors, stockholders may:

(a) vote in favor of the ratification,

(b) vote against the ratification, or

(c) abstain from voting on the ratification.
      The proposal to ratify the appointment of Ernst & Young LLP as independent auditors will require approval by votes of a majority of the shares entitled to vote at the Annual Meeting in person or by proxy.
      The Board recommends a vote “FOR” the ratification of the appointment of Ernst & Young LLP as BMC Software’s independent auditors.

9.	What are your voting choices when voting on the amendment to the BMC Software, Inc. 1994 Employee Incentive Plan (the “Incentive Plan”) to provide for a continuation of BMC Software’s historical practice of compensating its nonemployee directors with stock options by permitting them to be eligible for awards under the Incentive Plan and to extend the term during which awards may be issued?
      In the vote on the amendment to the Incentive Plan, stockholders may:

(a) vote in favor of the amendment;

(b) vote against the amendment, or

(c) abstain from voting on the amendment.
      The proposal to amend the Incentive Plan will require approval by votes of a majority of the shares entitled to vote at the Annual Meeting in person or by proxy.
      The Board recommends a vote “FOR” the amendment to the Incentive Plan.

10.	What if a stockholder does not specify a choice for a matter when returning a proxy?
      Stockholders should specify their choice for each matter on the enclosed proxy. If no specific instructions are given, proxies which are signed and returned will be voted FOR the election of all director nominees, FOR the proposal to ratify the appointment of Ernst & Young LLP and FOR the amendment to the Incentive Plan.

11.	How are abstentions and broker non-votes counted?
      Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business. Abstentions and broker non-votes will have the same effect as a vote against the proposals.
PROPOSAL ONE: ELECTION OF DIRECTORS
      The size of BMC Software’s Board is currently set at eleven, and the eleven current Board members are the Board’s nominees for the upcoming election of directors. Based upon a review of their professional and personal affiliations, the Board has determined that ten of the director nominees are independent directors, as defined in the applicable rules for companies listed on the New York Stock Exchange (“NYSE”). The remaining director nominee is BMC Software’s President and Chief Executive Officer and therefore not independent. Each director serves a one-year term, with all directors subject to annual election. Each of the nominees listed below was elected by the stockholders at the last annual meeting, other than Mr. Jenkins and Mr. Lavigne who are standing for election to the Board for the first time. No proxy may be voted for more persons than the number of nominees listed below. Shares represented by all duly executed proxies received by BMC Software and not marked to withhold authority to vote for any individual director or for all directors will be voted FOR the election of all the nominees named below. The nominees receiving votes of a majority of the shares entitled to vote at the meeting will be elected as directors. Stockholders may not cumulate their votes in the election of directors.
Recommendation of the Board
The Board recommends a vote “FOR” the election to the Board of each of the following nominees.

			Director
Name	Age	Position and Offices with BMC Software	Since

B. Garland Cupp	64	Chairman of the Board	1989
Robert E. Beauchamp	45	Director, President and Chief Executive Officer	2001
Jon E. Barfield	53	Director	2001
John W. Barter	58	Director	1988
Meldon K. Gafner	57	Director	1987
Lew W. Gray	68	Director	1991
P. Thomas Jenkins	45	Director	2004
Louis J. Lavigne, Jr.	57	Director	2004
Kathleen A. O’Neil	53	Director	2002
George F. Raymond	68	Director	1987
Tom C. Tinsley	52	Director	1997
      Mr. Cupp was employed by the American Express Corporation from 1978 to 1995 in various executive positions. His last position before retiring in 1995 was Executive Vice President — TRS Technologies and Chief Information Officer at the Travel Related Services subsidiary of American Express Corporation. Mr. Cupp is currently a private investor. Mr. Cupp is a director of two private companies: Apex Mortgage Company, a bank holding company, and Edmond Bank and Trust Company.

      Mr. Beauchamp has served as President and Chief Executive Officer of BMC Software since January 2001. From August 1997 to January 2001, he served as Senior Vice President, Research & Development and as Senior Vice President, Product Management and Development. He has been employed by BMC Software since 1988, when he joined BMC Software as a senior sales representative. During his employment with BMC Software, he has served in various senior sales, marketing and strategic planning positions. Mr. Beauchamp is a director of National Oilwell Varco, Inc., a public company.
      Mr. Barfield has served since 1995 as the Chairman and Chief Executive Officer of The Bartech Group, Inc., one of the nation’s largest minority-owned professional staffing firms specializing in engineering, information technology, outsourcing services, and managing the staffing requirements of regional and global corporations on an outsourced basis. From 1981 to 1995 Mr. Barfield served as President of The Bartech Group. He practiced corporate and securities law at Sidley, Austin, Brown & Wood from 1977 to 1981. Mr. Barfield is a director of the following public companies: National City Corporation, Tecumseh Products Company and Granite Broadcasting Corporation.
      Mr. Barter is a private investor. He served as a director of Kestrel Solutions, Inc., a private company, from October 1998 to May 2001 and as CFO from January 2000 to May 2001. Mr. Barter was employed from 1977 until his retirement in December 1997 with AlliedSignal, Inc. in various financial and executive capacities. From July 1988 to September 1994 he served as Senior Vice President and Chief Financial Officer of AlliedSignal, Inc., and from October 1994 to December 1997 he served as Executive Vice President of AlliedSignal, Inc. and President of AlliedSignal Automotive. Mr. Barter is a director of the following public companies: Bottomline Technologies, Inc., SRA International, Inc. and SSA Global Technologies, Inc.
      Mr. Gafner is the Chief Executive Officer of the Farsight Group, a company that specializes in advanced communications equipment and consulting. Mr. Gafner served as Chairman of the Board of Kestrel Solutions from April 1997 to June 2001. He was President, Chief Executive Officer and Chairman of the Board of Comstream Corporation, a manufacturer of high-speed satellite earth stations for data distribution, from July 1988 to July 1997. He also serves as a director for several private companies.
      Mr. Gray is a private investor. He was employed by International Business Machines Corporation (“IBM”) in various executive positions including President, U.S. National Marketing Division. He was a Corporate Vice President of IBM from 1983 to 1987 and was Corporate Vice President for worldwide education at the time of his retirement in 1987. Mr. Gray is a director of Synkronus, Inc., a private company in which SpeedFactory, a subsidiary, is an internet services provider.
      Mr. Jenkins currently serves as Chairman of the Board of Open Text Corporation, a leader in providing enterprise content management. He served as Chief Executive Officer of Open Text from July 1997 to July 2005. From December 1994 to July 1997, Mr. Jenkins held progressive executive positions with Open Text.
      Mr. Lavigne is formerly Executive Vice President and Chief Financial Officer of Genentech, Inc. He served as Executive Vice President of Genentech from March 1997 until his retirement in March 2005 and as Chief Financial Officer from August 1988 to March 2005. Mr. Lavigne joined Genentech in July 1982 from Pennwalt Corporation and became Controller in May 1983 and an officer of Genentech in February 1984. Mr. Lavigne is a director of the following public companies: Arena Pharmaceuticals, Inc., Allergan, Inc. and Kyphon. He also serves as a director for Life Masters Supported SelfCare, Inc., a private company.
      Ms. O’Neil is the President and Chief Executive Officer of Liberty Street Advisors, LLC, a company that she founded in 2001. Liberty Street Advisors, LLC advises public and private companies on corporate governance, risk management and strategy development. Prior to her work at Liberty Street Advisors, Ms. O’Neil was employed at IBM as general manager of the company’s global financial markets infrastructure group from January 2001 to September 2001. Prior to joining IBM, Ms. O’Neil served for 24 years at the Federal Reserve Bank of New York in a series of executive roles including chief operations officer, chief financial officer, chief administrative officer and chief risk officer. Earlier in her career she was the bank’s chief financial examiner. She is vice chairman of the board of directors of John Carroll University and a member of the board of directors of MetLife Bank.

      Mr. Raymond is a private investor and President of Buckland Corporation, a private consulting company. He founded Automatic Business Centers, Inc. (“ABC”), a payroll processing company in 1972 and sold the company to CIGNA Corporation (“CIGNA”) in 1983. Mr. Raymond and other members of ABC’s management repurchased ABC in 1986 from CIGNA and sold ABC to Automatic Data Processing Corporation in 1989. Mr. Raymond is a director of the following public companies: DocuCorp International, Inc. and Emtec, Inc. He also serves as a director for several private companies.
      Mr. Tinsley has been a Partner with General Atlantic Partners, a private equity investment firm, since February 2001 and served as a Special Advisor to the firm from September 1999 until becoming a partner. Mr. Tinsley joined Baan Company N.V., in November 1995 as President and Chief Operating Officer and served in that position until June 1999. Prior to joining Baan, he was a Director at McKinsey & Company, Inc., where he was employed for eighteen years. Mr. Tinsley is a director of Critical Path, a public company. He also serves as a director of several private technology companies.
      Mr. Barter and Mr. Gafner each previously served as a director and officer of Kestrel Solutions, a privately-owned, early-stage company created to develop and bring to market a new product in the telecommunications industry, which filed a voluntary petition for bankruptcy protection in October 2002. Mr. Barter and Mr. Gafner resigned their positions with Kestrel Solutions in May 2001 and June 2001, respectively. The Board does not believe that these events are material to an evaluation of the ability or integrity of either Mr. Barter or Mr. Gafner.
Corporate Governance and Board Matters
      Corporate governance is typically defined as the system that allocates duties and authority among a company’s stockholders, board of directors and management. The stockholders elect the board and vote on extraordinary matters; the board is the company’s governing body, responsible for hiring, overseeing and evaluating management, particularly the Chief Executive Officer (CEO); and management runs the company’s day-to-day operations. Our Board currently consists of eleven directors as described in “Proposal One: Election of Directors.” The current Board members and nominees for election include ten independent directors, as defined by the rules of the NYSE, and BMC Software’s President and Chief Executive Officer. The Board’s principal responsibility is to promote the best interests of BMC Software’s stockholders by providing guidance and oversight for the management of BMC Software’s business and affairs.
      The Board has adopted Corporate Governance Guidelines, and the Board’s Corporate Governance and Nominating Committee is responsible for overseeing the guidelines and making recommendations to the Board concerning corporate governance matters. The guidelines can be viewed on our website at www.bmc.com/investors. Among other matters, the guidelines include the following:

•	Membership on BMC Software’s Board will be predominantly non-employee directors who, at a minimum, meet the criteria for independence required by the NYSE.

•	The Board has adopted additional independence criteria set forth in the Guidelines.

•	Each regularly scheduled Board meeting will include an executive session of the independent directors.

•	The Board conducts an annual evaluation of itself, its committees and each individual director.

•	The Board prefers that the roles of Chairman of the Board and CEO be held by separate individuals, but if the Board ever decides to vest the role of Chairman in the CEO, then the Board will appoint an independent director as Presiding Director.

•	The Board expects BMC Software’s directors and officers to exhibit the highest standards of ethical behavior and to set an ethical tone for BMC Software.

•	To effectively discharge their oversight duties, the Board has direct access to management.

•	Members of the Board are elected annually by the stockholders.

•	Generally, a director will not be nominated to a new term if he or she would be age 70 or older at the time of the election; provided, that such director has had the opportunity to serve at least five years as a director.

•	The Board is committed to a diversified membership.
      The Board and its committees meet throughout the year on a set schedule, and also hold special meetings and act by written consent from time to time as appropriate. Board agendas include regularly scheduled executive sessions for the independent directors (all of whom are non-employee directors) to meet without management present. The Chairman, who is an independent, non-employee director, presides over the executive sessions. The Board met in person six times in fiscal 2005 and held four telephonic meetings. The independent directors met in executive session at the conclusion of each of the in-person meetings. Each Board member attended at least 75% of the total number of meetings of the Board. Each director is encouraged to be present at annual meetings of stockholders. At the 2004 annual meeting of stockholders, seven of the nine directors were in attendance.
      The Board currently has, and appoints the members of, standing Audit, Compensation, Corporate Governance and Nominating and Mergers & Acquisitions committees. Each of the Audit, Compensation and Corporate Governance and Nominating committees has a written charter approved by the Board. These charters are available on BMC Software’s website at www.bmc.com/investors. BMC Software will also furnish to any person, upon request, copies of any charter. Requests for copies should be directed to Mr. Robert H. Whilden, Jr., 2101 CityWest Blvd., Houston, Texas 77042.
      The members of the committees are identified in the following table.

Corporate
			Governance and	Mergers &
Director	Audit	Compensation	Nominating	Acquisitions

B. Garland Cupp			X	X
Jon E. Barfield	X		X
John W. Barter			Chair	X
Meldon K. Gafner		Chair
Lew W. Gray		X
P. Thomas Jenkins		X		Chair
Louis J. Lavigne, Jr.	X			X
Kathleen A. O’Neil	X		X
George F. Raymond	Chair
Tom C. Tinsley		X		X
      As a non-independent director, Mr. Beauchamp does not serve on any of the Board committees.
      Audit Committee. The Audit Committee has been established to assist the Board in fulfilling its responsibility to oversee (i) the quality and integrity of BMC Software’s financial statements and the process that produces them, (ii) BMC Software’s compliance with legal and regulatory requirements, (iii) the quality and integrity of BMC Software’s risk management process, and (iv) the qualifications and independence of the independent auditors. The Audit Committee also oversees the performance of BMC Software’s internal audit function. The Audit Committee has sole responsibility for the retention and termination of the independent auditors. The Audit Committee operates pursuant to a charter, which can be viewed on our website at www.bmc.com/investors. The Board has determined that each of the members of the Audit Committee qualifies as an “audit committee financial expert” as defined by the regulations of the Securities and Exchange Commission (“SEC”). No member of the Audit Committee serves on more than three public company audit committees. In fiscal 2005, the Audit Committee held four in-person meetings and twelve telephonic meetings, and each of the members attended 100% of the meetings, except for Mr. Barfield and Mr. Barter who attended 88% of the meetings. Mr. Lavigne joined the Audit Committee on November 15,

2004 and participated in 100% of the meetings from that date. The report of the Audit Committee begins on page 32.
      Compensation Committee. The Compensation Committee’s function is to support the Board in fulfilling its oversight responsibilities relating to senior management performance, compensation and succession. In this regard, the Board and Compensation Committee align total compensation for the CEO and other senior executives with the long-term interests of stockholders. The Compensation Committee operates pursuant to a charter, which can be viewed on our website at www.bmc.com/investors. In fiscal 2005, the Compensation Committee held five in-person meetings, and each of the members attended 100% of the meetings, except for Mr. Tinsley who attended 80% of the meetings. The report of the Compensation Committee begins on page 22.
      Corporate Governance and Nominating Committee. Effective April 1, 2005, the Board combined the previously separate Corporate Governance Committee and Nominating Committees into one committee. The Corporate Governance and Nominating Committee (the “Governance Committee”) is appointed by the Board to ensure that the Board governance system performs well. The duties of the Governance Committee include annually reviewing and reassessing the adequacy of BMC Software’s corporate governance guidelines, managing the Board’s annual evaluation process, monitoring director independence and overseeing outside director compensation. In addition, the Governance Committee assesses the appropriate balance of skills, characteristics and perspectives required for an effective Board, identifies, screens and recommends qualified director candidates and periodically reassesses the adequacy of the Board’s size. The Governance Committee operates pursuant to a charter, which can be viewed on our website at www.bmc.com/investors. The Governance Committee identifies director candidates through a variety of means, including recommendations from other Board members and management. From time to time, the Governance Committee utilizes third party search consultants to identify director candidates. The Governance Committee will consider all stockholder recommendations for candidates for the Board, which should be sent to the Governance Committee, c/o Robert H. Whilden, Jr., Secretary, BMC Software, Inc., 2101 CityWest Blvd., Houston, TX 77042, and should include the recommended candidate’s name, biographical data and qualifications. The Governance Committee’s minimum qualifications and specific qualities and skills required for directors are set forth in Section 12 of BMC Software’s Corporate Governance Guidelines which can be viewed on our website at www.bmc.com/investors. The Governance Committee screens all potential candidates in the same manner regardless of the source of the recommendation. The Governance Committee’s review is typically based on any written materials provided with respect to the potential candidate. The Governance Committee determines whether the candidate meets BMC Software’s minimum qualifications and specific qualities and skills for directors and whether requesting additional information or an interview is appropriate. In fiscal 2005, the Corporate Governance Committee held four in-person meetings and each of the members attended 100% of the meetings. In fiscal 2005, the Nominating Committee held three in-person meetings, and each of the members attended 100% of the meetings.
      Mergers and Acquisitions Committee. The Mergers and Acquisitions Committee (the “M&A Committee”) is appointed by the Board to review and assess, and assist the Board in reviewing and assessing, potential acquisitions, strategic investments and divestitures. The duties of the M&A Committee include providing guidance to management and the Board with respect to BMC Software’s acquisition, investment and divestiture strategies, assisting management and the Board with identifying acquisition, investment and divestiture opportunities, and overseeing management’s and the Board’s due diligence process with respect to proposed acquisitions, investments and divestitures. The M&A Committee was recently formed and did not meet in fiscal 2005.
      Communications from Stockholders to the Board. The Board is receptive to direct communication with stockholders and recommends that stockholders initiate any communications with the Board in writing and send them in care of the Corporate Secretary. Stockholders can send communications by e-mail to directors@bmc.com, by fax to (713) 918-1110 or by mail to Robert H. Whilden, Jr., Secretary, BMC Software, Inc., 2101 CityWest Blvd., Houston, Texas 77042. This centralized process will assist the Board in reviewing and responding to stockholder communications in an appropriate manner. The name of any specific intended Board recipient should be noted in the communication. Communications to the Board must include the number of shares owned by the stockholder as well as the stockholder’s name, address, telephone number and email address if any. The Board has instructed the Corporate Secretary, prior to forwarding any correspondence, to review such correspondence and, pursuant to Board policy, not to forward certain items if they are deemed of a commercial or frivolous nature or otherwise inappropriate for the Board’s consideration. In such cases, some of that correspondence may be forwarded elsewhere in BMC Software for review and possible response. A more detailed disclosure regarding BMC Software’s Board Communication Policy is available on our website at www.bmc.com/investors.
Employee Code of Ethics
      The Board has adopted a Professional Conduct Policy and Code of Ethics for BMC Software. The Board requires all directors, officers and employees to adhere to this policy and code of ethics in addressing the legal and ethical issues encountered in conducting their work. This includes BMC Software’s principal executive officer and principal financial and accounting officers. A copy of this policy and code of ethics can be viewed at our website at www.bmc.com. Among other matters, this policy and code of ethics is designed to deter wrongdoing and to promote:

•	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•	full, fair, accurate, timely and understandable disclosure in reports and documents that BMC Software files with, or submits to, the SEC and in other public communications made by BMC Software;

•	compliance with applicable governmental laws, rules and regulations;

•	the prompt internal reporting of violations of the code to an appropriate person or persons identified in the code; and

•	accountability for adherence to the code.
Compensation of Directors
      It is the general policy of the Board that compensation for independent directors should be a mix of cash and equity-based compensation. Any employee director, such as BMC Software’s CEO, is not paid for Board service in addition to his regular employee compensation. Independent directors may not receive consulting, advisory or other compensatory fees from BMC Software in addition to their Board compensation. With the assistance of outside compensation consultants, the directors and Corporate Governance and Nominating Committee of the Board periodically review BMC Software’s director compensation practices and compare them against the practices of a selected peer group of technology companies as well as against the practices of public company boards generally. The Board believes that compensation for non-employee directors should be competitive and should fairly compensate directors for the time and skills devoted to serving BMC Software but should not be so great as to compromise independence.
      During fiscal 2005, directors who were not employees of BMC Software (“non-employee directors”) received an annual retainer of $35,000, and the independent Chairman of the Board received an annual retainer of $105,000. Other than the Chairman of the Audit Committee, each committee chair received an additional annual retainer of $3,000, and the Chairman of the Audit Committee received an additional annual retainer of $6,000. During fiscal 2005, each non-employee director also received a $3,000 fee for each Board meeting attended in person and a $1,000 fee for each Committee meeting attended in person, other than Audit Committee meetings. Members of the Audit Committee received a $2,000 fee for each Audit Committee meeting attended in person. In addition, non-employee directors received a $1,000 fee per day for days spent, outside of Board or committee meetings, working at BMC Software on Board matters or traveling on Board matters. The Board instituted several changes to its cash compensation effective April 1, 2005. Members of

Board committees will receive annual retainers for their service on committees but will not receive meeting fees for committee meetings. The committee annual retainers are set forth in the following chart:

Committee	Chair Retainer	Member Retainer

Audit	$22,000	$13,000
Compensation	$15,000	$9,000
Corporate Governance and Nominating	$10,000	$6,000
Mergers and Acquisitions	$10,000	$6,000
The Board has also eliminated the $1,000 fee per day for days spent, outside of Board or committee meetings, working at BMC Software on Board matters or traveling on Board matters.
      Each non-employee director is eligible to participate in BMC Software’s Deferred Compensation Plan for Outside Directors (the “director deferral Plan”) which permits each participant to defer the receipt of cash compensation for services to BMC Software until a later distribution date. Until distribution, all deferred amounts are deemed invested in BMC Software Common Stock. Following the Annual Meeting and assuming that each director is elected to serve as a director for a one-year term at the Annual Meeting, each non-employee director will be granted a stock option to purchase 30,000 shares of Common Stock and the Chairman of the Board will be granted a stock option to purchase 50,000 shares of Common Stock. The exercise price of these options will be the fair market value, which is calculated as the average of the high and low price of the Common Stock on the date of grant, and each option will have a ten-year term and will become fully exercisable on the one-year anniversary of the grant date. Upon ceasing to be a member of the Board, each director will be entitled to continue to hold and exercise these stock options for up to three years. Upon joining the Board, a new director appointed to fill a vacancy or elected by the Board will be granted a stock option to purchase the pro rata portion of 30,000 shares of Common Stock based upon the number of quarters to be served prior to the next annual meeting of stockholders at which time the new director would stand for election by BMC Software’s stockholders. In 2002, the Board adopted a requirement that each non-employee director own 5,000 shares of Common Stock by the later of: (i) the fifth anniversary after adoption of this requirement or (ii) a director’s fifth anniversary of joining the Board. For information on the number of shares of Common Stock owned by the members of the Board as of July 5, 2005 see “Security Ownership of Management” on page 21.
      Non-employee directors are reimbursed for all travel and related expenses incurred in connection with their Board service.
      The following table sets forth the cash and equity compensation received by each non-employee director for services to BMC Software during fiscal 2005:

			Options to
			Purchase BMC
Director	Total Fees		Software Shares

B. Garland Cupp	$136,000	(1)	50,000
Jon E. Barfield	$66,000		30,000
John W. Barter	$71,000		30,000
Meldon K. Gafner	$62,000		30,000
Lew W. Gray	$64,000		30,000
P. Thomas Jenkins	$18,666		22,500
Louis J. Lavigne, Jr.	$17,666		25,000
Kathleen A. O’Neil	$66,000	(2)	30,000
George F. Raymond	$67,000		30,000
Tom C. Tinsley	$61,000		30,000

(1)	Includes $68,000 in fees deferred pursuant to the director deferral Plan.

(2)	Includes $33,000 in fees deferred pursuant to the director deferral Plan.

      The Board believes that BMC Software’s total director compensation package is competitive with the compensation offered by other companies and is fair and appropriate in light of the responsibilities and obligations of BMC Software’s non-employee directors.
PROPOSAL TWO: RATIFICATION OF INDEPENDENT AUDITORS
      The Audit Committee of the Board has appointed Ernst & Young LLP as BMC Software’s independent auditors to audit its consolidated financial statements for fiscal 2006. Ernst & Young has served as BMC Software’s independent auditors since March 19, 2002. As a matter of good corporate governance, the Audit Committee has determined to submit Ernst & Young’s selection to stockholders for ratification. In the event that this selection of auditors is not ratified by a majority of the shares of Common Stock entitled to vote at the Annual Meeting, the Audit Committee will review its future selection of auditors.
      The Audit Committee monitors the independence of our independent auditors in part through a strict pre-approval policy. The Audit Committee pre-approves and reviews audit and non-audit services performed by Ernst & Young as well as the fees charged by Ernst & Young for such services. In its pre-approval and review of non-audit services fees, the Audit Committee considers among other factors, the possible effect of the performance of such services on the auditors’ independence. To avoid certain potential conflicts of interest in maintaining auditor independence, the law prohibits a publicly traded company from obtaining certain non-audit services from its auditing firm. In recent years, we have not obtained any of these prohibited services from Ernst & Young, and we are able to obtain such services from other service providers. The Audit Committee does not delegate its responsibilities to management to pre-approve services performed by the independent auditors.
      Representatives of Ernst & Young will attend the Annual Meeting and will be available to respond to questions and, if they desire, to make a statement.
Fees Paid to Ernst & Young
      The following table shows the fees that BMC Software paid or accrued for the audit and other services provided by Ernst & Young for fiscal years 2005 and 2004, all of which were approved by the Audit Committee:

	2005	2004

	(In thousands)
Audit Fees	$9,434	$3,648
Audit-Related Fees	192	36
Tax Fees	407	536
All Other Fees	0	0

Total	$10,033	$4,220

      Audit Fees. Fees for audit services include fees associated with the annual audit, the reviews of BMC Software’s quarterly reports on Form 10-Q and statutory audits required internationally. These fees also include the audit of management’s assessment of internal control over financial reporting as required by Section 404 of the Sarbanes-Oxley Act of 2002.
      Audit-Related Fees. Fees for audit-related services principally include due diligence in connection with acquisitions.
      Tax Fees. Fees for tax service include tax compliance, tax advice and tax planning including, but not limited to, international tax compliance and advice, federal and state tax advice, mergers and acquisitions tax advice and assistance with the preparation of foreign tax returns.

Recommendation of the Board
The Board recommends a vote “FOR” the ratification of the appointment of Ernst & Young LLP as BMC Software’s independent auditors for fiscal 2006.
PROPOSAL THREE: APPROVAL OF THE AMENDMENT TO
THE BMC SOFTWARE, INC. 1994 EMPLOYEE INCENTIVE PLAN
      The Amendment to the BMC Software, Inc. 1994 Employee Incentive Plan (As Amended and Restated Effective as of August 25, 1997) (the “Incentive Plan Amendment”) provides for a continuation of our historical practice of compensating our nonemployee directors with stock options by permitting them to be eligible for awards under the BMC Software, Inc. 1994 Employee Incentive Plan (As Amended and Restated Effective as of August 25, 1997), as amended (the “Incentive Plan”), and extends the term during which awards may be issued under the Incentive Plan.
Background and Summary of the Incentive Plan Amendment
      Since October 1995, we have granted long-term incentives of stock options and shares of restricted stock to our employees under the Incentive Plan and under certain other incentive plans we maintain. Our nonemployee directors have not been eligible to receive awards under such incentive plans in accordance with their terms. However, since August 29, 2002, we have from time to time granted stock options to our nonemployee directors under our 2002 Nonemployee Director Stock Option Incentive Plan (the “Nonemployee Director Plan”).
      As of July 1, 2005, we had granted options to purchase an aggregate of 846,000 shares of Common Stock under the Nonemployee Director Plan, which had been exercised as to 5,000 shares and remained outstanding as to 841,000 shares. Accordingly, 154,000 shares remained available for grants of stock options under the Nonemployee Director Plan as of July 1, 2005. The use of stock options is a common component of compensation packages for nonemployee directors of companies in the software industry, and our Board of Directors believes that the continued use of stock options is important to our success in attracting and motivating our nonemployee directors. However, rather than amend the Nonemployee Director Plan to increase the number of shares available under such plan or adopt a new incentive plan under which stock options could be granted to our nonemployee directors, the Board has determined that a better approach would be to amend the Incentive Plan to make our nonemployee directors eligible for awards under the Incentive Plan. The number of shares available under the Incentive Plan would not be increased by the Incentive Plan Amendment. Rather, any awards to our nonemployee directors under the Incentive Plan would be made out of shares that have already been authorized by our stockholders for issuance under the Incentive Plan. The Incentive Plan currently provides that no additional awards may be granted under such Incentive Plan after August 25, 2007. It is possible that as of such date there will remain additional shares available for grant under the Incentive Plan.
      The Board is therefore recommending that the stockholders approve the Incentive Plan Amendment that is being submitted in this proxy statement. The primary purposes of the Incentive Plan Amendment are (1) to make our nonemployee directors eligible for awards under the Incentive Plan; and (2) to extend the term during which awards may be issued under the Incentive Plan so that such term ends on August 23, 2015, rather than on August 25, 2007.
      The Incentive Plan originally was approved by our Board of Directors on July 11, 1994, and by our stockholders on August 29, 1994. The amendment and restatement of the Incentive Plan was approved by our Board of Directors on July 12, 1997, and by our stockholders on August 27, 1997. The Incentive Plan Amendment was unanimously approved by our Board of Directors on June 3, 2005, subject to stockholder approval at the Annual Meeting. If the Incentive Plan Amendment is not approved by our stockholders at the Annual Meeting, then the Incentive Plan Amendment will not become effective and the Incentive Plan will continue to operate based upon its terms in effect prior to the Incentive Plan Amendment.
      As of July 1, 2005, the Company had granted options to purchase an aggregate of 59,558,754 shares of Common Stock under the Incentive Plan, which had been exercised as to 17,961,479 shares and remained outstanding as to 15,503,359 shares. Also as of July 1, 2005, the Company had outstanding 190,352 shares of restricted stock awarded under the Incentive Plan which remain subject to forfeiture restrictions. Accordingly, 9,428,531 shares remained available for grants of stock options or restricted stock under the Incentive Plan as of July 1, 2005.
Summary of the Incentive Plan
      The following general description of certain features of the Incentive Plan describes the Incentive Plan as amended by the proposed Incentive Plan Amendment, and is qualified in its entirety by reference to the Incentive Plan document. Appendix A is a copy of the Incentive Plan Amendment. A copy of the Incentive Plan marked to show all proposed changes can be found on the Internet at www.bmc.com/investors.
      Eligibility. All persons who at the time of grant are employees of the Company or of any parent or subsidiary of the Company are eligible to receive grants under the Incentive Plan. The Incentive Plan Amendment provides that persons who at the time of grant are nonemployee directors of the Company are also eligible to receive grants under the Incentive Plan. The Compensation Committee of the Board of Directors administers the Incentive Plan and the granting of awards thereunder. However, the Compensation Committee may from time to time delegate to our Chief Executive Officer (so long as he or she is a member of our Board of Directors) the administration of the Incentive Plan, including the right to grant awards under the Incentive Plan, insofar as such administration relates to persons who are not subject to Section 16 of the Securities Exchange Act of 1934. During the term of the Incentive Plan, no individual may receive more than 4,000,000 shares (subject to adjustment upon a reorganization, stock split, recapitalization, or other change in our capital structure) of Common Stock through grants made under the Incentive Plan, whether through the exercise of stock options or as restricted stock. The 4,000,000 share limit is the 2,000,000 share limit in the amended and restated Incentive Plan as approved by the Company’s stockholders in 1997, which has been increased automatically under the Incentive Plan to 4,000,000 shares by our two-for-one stock split in May 1998.
      Shares Subject to Incentive Plan. An aggregate of 22,000,000 shares of Common Stock, subject to adjustments upon a reorganization, stock split, recapitalization or other change in the Company’s capital structure, were originally reserved for awards under the amended and restated Incentive Plan. The 22,000,000 share authorization increased automatically to 44,000,000 as a result of the two-for-one stock split in May 1998. The Incentive Plan provides that to the extent an award lapses or the rights of the holder terminate, any shares subject to such award shall be available for the grant of an award. The Incentive Plan Amendment does not increase the number of shares that are reserved for awards under the Incentive Plan.
      Amendment. The Board may amend the Incentive Plan at any time, except that it may not make any change in a previous grant that would impair the grantee’s rights without his or her consent, and the stockholders must approve any amendment that would increase the total number of shares reserved for issuance (except for adjustment necessary to reflect changes in capitalization) or modify eligibility requirements.
      Options. The administrator of the Incentive Plan (which is our Compensation Committee or, as described above, our Chief Executive Officer) will designate the optionees, the number of shares of Common Stock subject to options, and the terms and conditions of each option under the Incentive Plan. The exercise price per share of Common Stock of options granted under the Incentive Plan will be determined by the administrator; provided, that such exercise price will not be less than the fair market value of a share of Common Stock at the date such option is granted. The “fair market value” of a share of Common Stock means, on any given date, the mean of the high and low sales prices of the Common Stock on the New York Stock Exchange on such date. The exercise price of options granted under the Incentive Plan will be paid in full in the manner prescribed by the administrator, which may provide for the payment in whole or in part by the delivery of shares of Common Stock having a fair market value equal to the exercise price. Options granted under the Incentive Plan may be either incentive stock options (within the meaning of Section 422 of the Internal Revenue Code) or nonqualified stock options (options that do not constitute incentive stock options). In August 2002, our stockholders approved an amendment to the Incentive Plan which provided for a one-time exchange offer under which eligible employees (excluding outside directors and executive officers) were permitted to exchange certain out-of-the-money options for the right to receive newly issued options granted six months and a day later. The exchange ratio for shares covered by eligible options surrendered in exchange for shares covered by future replacement options ranged from 2 surrendered option shares for 1 replacement option share to 5 surrendered option shares for 1 replacement option share depending on the exercise price of the surrendered option shares. This was a one-time exchange offer approved by our stockholders. The Incentive Plan does not contain a provision permitting repricing of options. Pursuant to the rules of the New York Stock Exchange (“NYSE”), the Incentive Plan is considered for purposes of the NYSE listing standard as prohibiting repricing of options. Accordingly, any actual repricing of options would be considered a material revision of the Incentive Plan and would require stockholder approval.
      Restricted Stock Awards. Pursuant to a restricted stock award, shares of Common Stock will be issued or delivered to the grantee at the time the award is made without any cash payments to the Company (other than the possible requirement that the par value per share be paid in cash), but such shares will be subject to certain restrictions on the disposition thereof and certain obligations to forfeit such shares to the Company as may be determined in the discretion of the administrator. The restrictions on disposition may lapse based on (i) our attainment of targets established by the administrator that are based on the price per share of Common Stock, our earnings per share, the Company’s or one of our business unit’s market share or sales, or the Company’s return on stockholders’ equity, (ii) the grantee’s tenure with the Company, (iii) the occurrence of any event or the satisfaction of any other condition specified by the administrator in its sole discretion, or (iv) a combination of any of the foregoing. Upon the issuance to a grantee of shares of Common Stock pursuant to a restricted stock award, except for the foregoing restrictions, such grantee will have all the rights of a stockholder of the Company with respect to such shares, including the right to vote such shares and to receive all dividends and other distributions paid with respect to such shares. In connection with the adoption of another employee incentive plan in 2002 which was approved by our stockholders, our Board adopted resolutions limiting the number of awards of restricted stock under the Incentive Plan to no more than 50% of all future shares awarded under such plan. This self-imposed limitation went into effect on the date of adoption by the Board, July 9, 2002.
      Capital Changes. If the number of outstanding shares of Common Stock is changed by a stock dividend, stock split, reverse stock split, combination, reclassification or similar change in the capital structure of the Company without consideration, the number of shares of Common Stock available for grants under the Incentive Plan, the number of outstanding shares of Common Stock, the number of shares of restricted stock, the number of shares and the exercise price per share for each outstanding option and the annual limitation noted above will be proportionately adjusted, subject to any required action by the Board or our stockholders.
      In general, in the event of a merger or consolidation in which the Company is not the surviving corporation, the sale of substantially all of the Company’s assets, the Company’s liquidation, the acquisition by a person or entity, including a “group” (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934) or, as the result of a contested election of directors, the persons who were directors of the Company prior to the election no longer comprise a majority (a “Change of Control”), the Compensation Committee may accelerate the vesting of options, cancel options and cause the Company to make payments in respect thereof in cash, or adjust the outstanding options as appropriate to reflect such Change of Control (including, without limitation, adjusting an option to provide that the number and class of shares of stock covered by such option will be adjusted so that the option will thereafter cover securities of the surviving or acquiring corporation or other property (including cash) as determined by the Compensation Committee).
      Transfer Restrictions. No award under the Incentive Plan is transferable by the recipient other than by will or the laws of descent or distribution or, in the case of a nonqualified stock option or restricted stock award, with the consent of the administrator or pursuant to a qualified domestic relations order.

United States Federal Income Tax Consequences of the Incentive Plan
      Incentive Stock Options. An employee who has been granted an incentive stock option (only employees are eligible to receive incentive stock options) will not realize taxable income at the time of the grant or exercise (but in some circumstances may be subject to an alternative minimum tax as a result of the exercise) of such option and the Company will not be entitled to a deduction at either such time. If the employee makes no disposition of shares acquired pursuant to an incentive stock option within two years from the date of the grant of such option, or within one year of the transfer of such shares to him or her, any gain or loss realized on a subsequent disposition of such shares will be treated as a long-term capital gain or loss. Under such circumstances, the Company will not be entitled to any deduction for federal income tax purposes. If the foregoing holding period requirements are not satisfied, a portion of any gain in the year of disposition will be taxable to the employee as ordinary income, and the Company will be entitled to a corresponding deduction. The Company will not be entitled to any deduction in connection with any loss to the employee or the portion of any gain that is taxable to the employee as short-term or long-term capital gain.
      Nonqualified Stock Options. Nonqualified stock options (options that are not incentive stock options) will not qualify for special federal income tax treatment. No tax is imposed on the optionee upon the grant of a nonqualified stock option. Upon exercise of a nonqualified stock option, the optionee will realize ordinary income in an amount measured by the excess, if any, of the fair market value of the shares on the date of exercise over the option exercise price and the Company will be entitled to a corresponding deduction, provided the Company satisfies any federal income tax reporting requirements. However, if the shares received upon the exercise of a nonqualified stock option are transferred to the optionee subject to certain restrictions, then the taxable income realized by the optionee, unless the optionee elects otherwise, and the Company’s tax deduction (assuming any federal income tax reporting requirements are satisfied) should be deferred and should be measured based upon the fair market value of the shares at the time the restrictions lapse. The restrictions imposed on officers, directors, and 10% stockholders by Section 16(b) of the Securities Exchange Act of 1934 is such a restriction during the period prescribed thereby if other shares have been purchased by such an individual within six months prior to the exercise of a nonqualified stock option. Ordinary income realized upon the exercise of a nonqualified stock option is not an adjustment for alternative minimum tax purposes.
      Restricted Stock Awards. An individual who has been granted a restricted stock award will not realize taxable income at the time of grant, and the Company will not be entitled to a deduction at that time, assuming that the restrictions constitute a substantial risk of forfeiture for federal income tax purposes. Upon expiration of the restriction period (as shares become vested), the holder will realize ordinary income in an amount equal to the fair market value of the shares at such time, and subject to Section 162(m) of the Internal Revenue Code (“Section 162(m)”), the Company will be entitled to a corresponding deduction. Dividends paid to the holder during the restriction period will also be compensation income to the holder and deductible as such by the Company. The holder of a restricted stock award may elect to be taxed at the time of grant of the restricted stock award on the market value of the shares, in which case (1) subject to Section 162(m), the Company will be entitled to a deduction at the same time and in the same amount, (2) dividends paid to the holder during the restriction period will be taxable as dividends to him or her and not deductible by the Company and (3) there will be no further federal income tax consequences when the restrictions lapse.
      Withholding. The Company has the right to deduct from any or all awards any taxes required by law to be withheld and to require any payments necessary to enable it to satisfy its withholding obligations.
      Section 162(m). Section 162(m) precludes a public corporation from taking a deduction for annual compensation in excess of $1 million paid to its chief executive officer or any of its four other highest-paid officers. However, compensation that qualifies under Section 162(m) as “performance-based” is specifically exempt from the deduction limit. Based on Section 162(m) and the regulations issued thereunder, the Company’s ability to deduct compensation income generated in connection with the exercise of stock options granted by the Compensation Committee under the Incentive Plan should not be limited by Section 162(m). The Incentive Plan is further designed to provide flexibility that allows the Company to structure any awards of restricted stock made by the Compensation Committee under the Incentive Plan to preserve the deductibility of any compensation expense over $1 million; however, in some cases the Compensation Committee may determine it to be in the Company’s best interests to make a restricted stock grant that does not meet the Section 162(m) requirements. The income generated in connection with the exercise of stock options and the award of restricted stock granted under the Incentive Plan by our Chief Executive Officer will not qualify as performance-based compensation and, accordingly, the Company’s deduction for such compensation may be limited by Section 162(m).
Vote Required
      The proposal to approve the Incentive Plan Amendment requires the affirmative vote of a majority of the Common Stock present or represented by proxy and entitled to vote at the Annual Meeting. Under Delaware law, an abstention would have the same effect as a vote against the proposal, but a broker non-vote would not be counted for purposes of determining whether a majority had been achieved.
The Board recommends a vote FOR approval of the Amendment to the BMC Software, Inc. 1994 Employee Incentive Plan.
EXECUTIVE OFFICERS
      Certain information concerning BMC Software’s executive officers as of the date of this proxy statement is set forth below, except that information concerning Mr. Beauchamp is set forth above under “Proposal One: Election of Directors.”

Name	Age	Position

Jerome Adams	59	Senior Vice President of Administration
Dan Barnea	60	Senior Vice President of Research & Development
George W. Harrington	53	Senior Vice President and Chief Financial Officer
Cosmo Santullo	49	Senior Vice President of Worldwide Sales and Services
Robert H. Whilden, Jr.	70	Senior Vice President, General Counsel and Secretary
Stephen B. Solcher	44	Vice President, Treasurer
Leonard E. Travis	42	Vice President, Controller and Chief Accounting Officer
      Mr. Adams was appointed Senior Vice President of Administration in August 2002. Mr. Adams also serves as the Corporate Ethics Officer. From 1999 to 2002, Mr. Adams held the position of General Manager, Corporate Services for Shell Oil Company responsible for the development of the Shell Oil Company Learning Center and working with the Shell Oil Company Leadership council on the transformation and blueprint for success, and was a member of the Shell Oil Company executive leadership team. From 1995 to 1999 he served in various positions for Shell Oil Company. Before joining Shell Oil Company in 1995, Mr. Adams served as Vice President, Organization Development, Compensation and Benefits at USF&G. In addition, he was a tenured research professor at the U.S. Military Academy at West Point from 1977 to 1987.
      Mr. Barnea was appointed Senior Vice President of Research & Development in January 2002. Mr. Barnea joined BMC Software in April 1999 when BMC Software acquired New Dimension Software, Ltd. and served as Senior Vice President, Operations from January 2001 until January 2002. From June 1995 until the acquisition by BMC Software, he served as Chief Executive Officer of New Dimension Software, Ltd.
      Mr. Harrington was appointed Senior Vice President and Chief Financial Officer in March 2004. Prior to joining BMC Software, Mr. Harrington spent nearly 23 years with IBM, serving in a variety of senior financial roles. As vice president of Finance for IBM Software Group, Mr. Harrington was the senior executive responsible for all financial and IT aspects of IBM’s $13 billion software organization. Mr. Harrington also served as the Chief Accountant for IBM Corporation. In addition, he served as vice president, Finance for IBM Americas, responsible for all financial aspects of a $38 billion IBM division. Mr. Harrington also served in a range of finance leadership positions for IBM’s Americas, Asia Pacific and European operations.
      Mr. Santullo joined BMC Software in November 2004 as Senior Vice President of Worldwide Sales and Services. Over a career spanning 20 years with IBM, Mr. Santullo served in a variety of sales management and executive positions. Mr. Santullo was responsible for one of the largest product businesses in IBM, the personal computer business, where he had revenue responsibilities in excess of $8 billion, with 100 percent fulfillment through channels and partners. From IBM, Mr. Santullo joined EMC, Business Solutions. Mr. Santullo has had the opportunity to serve as CEO and board member of multiple public and privately held small technology companies.
      Mr. Whilden was appointed Senior Vice President, General Counsel in January 2000 and was elected Secretary on September 8, 2000. Prior to joining BMC Software, he had been a partner with the law firm of Vinson & Elkins, LLP in Houston, Texas for more than five years specializing in corporate finance and securities law.
      Mr. Solcher joined BMC Software as Assistant Treasurer in September 1991 and has served as Treasurer since April 1992 and Vice President, Treasurer since 1998. Prior to 1991, Mr. Solcher held various accounting positions with Arthur Andersen LLP. Mr. Solcher is a CPA and a CCM.
      Mr. Travis joined BMC Software as Vice President, Controller in May 2004. Mr. Travis was elected Vice President, Controller and Chief Accounting Officer in September 2004. From 2001 through 2004, Mr. Travis was Vice President, Corporate Controller of Arris Group. From 1998 through 2001, he was the Finance Director-Europe of RELTEC Corporation and the Vice President of Finance of Marconi Services-Americas, a division of RELTEC’s successor, Marconi, Plc. Prior to 1998, Mr. Travis held various controller positions in finance and operations at RELTEC Corporation. Mr. Travis is a CPA and a CMA.
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
      The following table sets forth, as of May 10, 2005, information with respect to persons or groups owning beneficially (to our knowledge) more than five percent of our Common Stock:

	Common Stock
	Beneficially
Name and Address of Beneficial Owner	Owned		Percent

Dodge & Cox	27,500,000	(1)	12.39%
555 California Street, 40th Floor
San Francisco, CA 94104
Hotchkis and Wiley Capital Management	19,500,000	(2)	8.79%
725 S. Figueroa, 39th Floor
Los Angeles, CA 90017
J & W Seligman & Co. Incorporated	13,215,079	(3)	5.95%
100 Park Avenue
New York, NY 10017
Putnam Investment Management, LLC	12,063,524	(4)	5.44%
One Post Office Square
Boston, MA 02109

(1)	According to an Amendment to Schedule 13G filed with the SEC in February 2005, Dodge & Cox reported that as of December 31, 2004, they have sole voting power with respect to 21,390,000 shares, sole dispositive power with respect to 22,738,000 shares, shared voting power with respect to 314,400 shares, and that no shares are subject to shared dispositive power.

(2)	According to Schedule 13F filed with the SEC in May 2005, Hotchkis and Wiley Capital Management (“Hotchkis”) reported that as of March 31, 2005, they have sole voting power with respect to 14,723,500 shares, sole dispositive power with respect to 16,406,500 shares, and that no shares are subject to shared voting power or shared dispositive power.

(3)	According to Schedule 13G filed with the SEC in February 2005, J. & W. Seligman & Co. Incorporated (“JWS”) reported that as of December 31, 2004, they have shared voting power with respect to 13,624,542 shares, shared dispositive power with respect to 13,715,029 shares, and that no shares are subject to sole voting power or sole dispositive power. William C. Morris, as the owner of a majority of the outstanding voting securities of JWS, may be deemed to beneficially own the shares reported by JWS.

(4)	According to an Amendment to Schedule 13G filed with the SEC in February 2005, Putnam Investment Management, LLC reported that as of December 31, 2004, they have shared voting power with respect to 478,107 shares, shared dispositive power with respect to 12,190,292 shares, and that no shares are subject to sole voting power or sole dispositive power.
SECURITY OWNERSHIP OF MANAGEMENT
      The following table sets forth the number of shares of Common Stock beneficially owned, as of July 5, 2005, by each current director, by each named executive officer listed in the summary Executive Compensation table on page 29, and by all directors and executive officers as a group. No individual director or executive officer beneficially owned more than one percent of the outstanding shares of Common Stock. As a group, the directors and executive officers beneficially owned 3% of the outstanding Common Stock.

		Shares
		Covered by	Total
		Exercisable	Beneficial
Name	Shares Owned	Options(1)	Ownership

Jon E. Barfield	5,697	122,500	128,197
John W. Barter	64,000	222,500	286,500
Robert E. Beauchamp	101,330	2,953,778	3,055,108
B. Garland Cupp	69,483	277,500	346,983
Meldon K. Gafner	20,000	222,500	242,500
Lew W. Gray	45,000	222,500	267,500
P. Thomas Jenkins	0	0	0
Louis J. Lavigne, Jr.	0	0	0
Kathleen A. O’Neil	5,000	75,000	80,000
George F. Raymond	22,325	228,875	251,200
Tom C. Tinsley	10,000	222,500	232,500
Jerome Adams	22,209	261,249	283,458
Dan Barnea	28,438	836,562	865,000
George W. Harrington	34,194	56,250	90,444
Cosmo Santullo	0	62,500	62,500
All directors and executive officers as a group (18 persons)	445,572	6,379,312	6,824,884

(1)	These are shares that may be acquired upon the exercise of stock options exercisable on or within sixty days after July 5, 2005 under BMC Software’s stock option plans.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
      Section 16(a) of the Securities Exchange Act of 1934, as amended, requires BMC Software’s directors and executive officers, among others, to file with the SEC and the NYSE an initial report of ownership of

BMC Software Common Stock on a Form 3 and reports of changes in ownership on a Form 4 or a Form 5. Persons subject to Section 16 are required by SEC regulations to furnish BMC Software with copies of all Section 16(a) forms that they file related to BMC Software stock transactions. Under SEC rules, certain forms of indirect ownership and ownership of Common Stock by certain family members are covered by these reporting requirements. As a matter of practice, BMC Software’s administrative staff assists its directors and executive officers in preparing initial ownership reports and reporting ownership changes and typically files these reports on their behalf.
      Based on a review of the copies of such forms in its possession, and on written representations from reporting persons, BMC Software believes that during fiscal 2005, all of its executive officers and directors filed the required reports on a timely basis under Section 16(a).
REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD
ON EXECUTIVE COMPENSATION
      Our report covers the following topics:

•	Role of the Compensation Committee

•	Executive Compensation Guiding Principles

•	Components of the Executive Compensation Program

•	Compensation of the Chief Executive Officer
Role of the Compensation Committee
      Our committee, which is composed of four non-employee independent directors, is responsible for overseeing and evaluating senior management performance, compensation and succession. A more expansive list of the Committee’s responsibilities can be found in the Committee’s charter which can be viewed on BMC Software’s website at www.bmc.com/investors. In carrying out our role, we periodically conduct reviews of compensation practices and consult with independent advisors to ensure the Committee has the appropriate information in their decision-making. Non-employee director compensation was handled by the Corporate Governance Committee of the Board during fiscal 2005, and none of the members of that committee served on the Compensation Committee.
      We annually benchmark the ongoing competitiveness of BMC Software’s compensation programs to evaluate whether they are achieving the desired goals and objectives summarized in this report. We also review the performance of the senior management team and establish individual compensation levels for each member, having considered the advice of independent, outside consultants in determining whether the amounts and types of compensation BMC Software provides its senior leaders are appropriate. These outside consultants are hired by, and report directly to, our committee. As part of this responsibility, we administer BMC Software’s executive compensation program, including the compensation of the Chief Executive Officer. We also ensure that processes are in place for BMC senior leadership to develop and evaluate talent and to ensure the smooth succession of leadership within BMC Software. We believe that having the appropriate talent in BMC Software with systems in place to ensure their growth will add significant long-term value to stockholders.
      In 2005, we validated our compensation philosophy and program design as well as reviewed compensation levels with our independent advisors, Pearl Meyer & Partners (“Pearl Meyer”). As part of this process and in addition to our regularly scheduled committee meetings, members of our committee met independently with compensation consultants from Pearl Meyer multiple times throughout the year to discuss BMC Software’s executive compensation and receive input and advice from Pearl Meyer. As a result of this study and the input received, we have made modifications to our overall program but no change to the executives’ total target cash compensation levels for fiscal 2006. These changes are discussed below.

Executive Compensation Guiding Principles
      The goal of our compensation program is to attract, motivate and retain the highly talented individuals BMC Software needs to deliver innovative solutions and services to our customers. To this end, we seek to align total compensation for the CEO and other senior executives with the long-term interests of stockholders. The following principles influence the design and administration of our compensation program:

Compensation should be related to performance
      We believe that an executive’s compensation should be tied not just to how the individual executive performs, but also to how well BMC Software performs against financial goals and objectives. When BMC Software’s performance is better than the objectives set for the performance period, employees should be paid more and when BMC Software’s performance does not meet one or more of the key objectives, incentive compensation payouts should reflect this lower performance. To this extent, our committee measures BMC Software’s performance in three ways. First, we measure and reward for operating performance against certain financial and operating objectives. Second, we measure BMC Software’s total stockholder return against the returns of a selected peer group of software companies. Third, we measure and reward for absolute performance delivered to our stockholders. Our committee also incorporates data and forecasts, both internal and external to ensure the appropriateness of the goals set for BMC Software.

Incentive compensation should balance short and long-term performance
      Through the design of our compensation program, we look to balance the focus of executive management on achieving strong short-term results in a manner that will ensure BMC Software’s long-term viability and success. Therefore, to reinforce the importance of balancing these perspectives, we have developed both short-term and long-term incentives.

Compensation levels should be competitive
      To achieve the above goals, we review, with assistance from our independent consultants, compensation data from several public and independent sources to ensure that each component of executive compensation, as well as the total compensation, is competitive. Companies selected for the survey are those with whom we compete for executive talent. We target overall executive compensation to deliver pay levels that are competitive with the comparison group of publicly held software companies. If we achieve a set of aggressive and challenging goals and objectives designed to increase stockholder value, our executive officers have the opportunity to earn above-market compensation.

We seek to maximize the tax deductibility of compensation as appropriate
      It is also our goal whenever possible to design the compensation paid to BMC Software’s Chief Executive Officer and four other most highly compensated executive officers to qualify as performance based and therefore be deductible for federal income tax purposes under Section 162(m) of the Internal Revenue Code. We have structured most of our compensation plans so that amounts paid under those plans will be fully deductible. However, some of the compensation cannot be deducted including salary, the value of perquisites and certain bonus payments to the extent that the total annual value of these compensation components exceeds $1 million. Based on the complexity of our business and the rapidly changing nature of our industry, as well as the continued competitive market for outstanding leadership talent, we believe it is appropriate to provide that compensation, even though it may not be fully tax-deductible.
Components of the Executive Compensation Program
      The three primary components of the executive compensation program are: base salary, short-term incentives and long-term incentives. We take into consideration multiple inputs, including internal data, external survey data and the advice of our independent consultants to ensure that each component of the executive compensation program is competitive and fair.

Base Salary
      Our goal is to set base salaries for all executive officers at levels that are competitive with similar positions at other comparable companies. While we conduct surveys annually, we usually adjust salaries for those at a senior level either when our surveys show a significant deviation versus market or to recognize outstanding individual performance. This is in line with our philosophy that compensation above competitive levels should come primarily from the variable portion of the compensation package, especially for our senior leaders, when BMC Software is achieving its aggressive goals.
      For fiscal 2005, no market adjustments were made to the senior executives’ salaries as we focused on pay-for-performance and incentive pay opportunities.

Short-term Incentives
      We designed the short-term bonus component of incentive compensation to align officer pay with the quarterly performance of BMC Software. In fiscal 2005, the measures for quarterly incentives were based on corporate financial performance as measured by earnings per share, excluding special items. BMC Software fell short of its EPS goals during the year, and short-term incentive payouts reflected this. As a result, for fiscal 2005 short-term incentives for the CEO and senior executive officers were paid at 41% of target, except for Messrs. Harrington and Santullo whose bonuses were guaranteed for their initial three and two, respectively, quarters of employment pursuant to their employment agreements.
      For fiscal 2006, the short-term incentive compensation plan has three components. The first component is a quarterly incentive based on achieving certain earnings per share (“EPS”) targets. An aggregate of 25% of the annual target incentive, or 6.25% per quarter, is based on the quarterly EPS targets. The second component is an annual incentive based on achieving an annual EPS target, and 25% of the annual target incentive is based on the annual EPS target. The third component, or 50% of the annual target incentive, is based on achieving an annual corporate operating margin target. The targets have all been set and approved by the Compensation Committee and the Board. With respect to the annual EPS target and corporate operating margin target, no bonuses will be paid if the Company does not achieve a total revenue goal set by the Compensation Committee and approved by the Board and the actual bonus payments under such awards may be less than or greater than the target amounts depending on whether and the extent to which the goals upon which such bonuses are based are achieved.

Long-term Incentives
      During 2005, our long-term incentive compensation plan consisted of stock options and a cash long-term incentive plan (“LTIP”). We will continue utilizing stock options and the LTIP to align executives with stockholder interests. We believe that awards of stock options are in the best interest of BMC Software’s stockholders and that they are highly motivational and further align employees with stockholder interests. We generally make grants of stock options to officers once a year. These annual grants have an exercise price equal to the fair market value of a share of Common Stock on the day we grant the options. Historically, these option grants generally vest within four years and expire ten years from the date of the grant. Target grant guidelines are developed based on our market compensation benchmarking. Actual grants awarded to individuals are adjusted based on each officer’s individual performance, competitive position, retention considerations and other special circumstances. The LTIP is designed to focus the executives on total stockholder return by measuring BMC Software’s total stockholder return against the returns of a peer group of companies with higher payouts under the plan awarded for achieving higher relative returns than the peer group. Participants in the LTIP are eligible to receive a cash payment for relative stock performance against peers over a three-year period. This program is explained in greater detail beginning on page 31.
Compensation of the Chief Executive Officer
      Our committee, which is composed of four non-employee independent directors, is responsible for overseeing and making recommendations to the independent members of the full Board with respect to the compensation of BMC Software’s CEO. The compensation for BMC Software’s CEO is comprised of base salary, cash incentives and longer-term equity incentives as described above. In determining the CEO’s compensation, we consider BMC Software’s overall performance, including achievement of the operational targets discussed above and investor return. We also consider Mr. Beauchamp’s individual performance, vision and leadership, and compensation competitiveness against peers. We also utilize input from our independent consultants at Pearl Meyer. Based upon these factors, we established Mr. Beauchamp’s base salary for fiscal 2005 at $700,000. Mr. Beauchamp was provided additional incentive opportunity as part of his fiscal 2005 plan. This decision was made to focus the CEO’s compensation package more heavily towards performance-based incentives consistent with our executive compensation guiding principles. Mr. Beauchamp participates in the short-term incentive plan described above and received cash bonuses totaling $429,975, representing 41% of his annual incentive target, based on meeting certain EPS thresholds.
      Mr. Beauchamp participates in the LTIP described above. During fiscal 2005, Mr. Beauchamp was paid $350,000 under the LTIP for the performance period from April 1, 2004 through September 30, 2005. Going forward, all performance periods under the LTIP will be three year periods. In fiscal 2005, Mr. Beauchamp was granted an option to purchase an aggregate of 500,000 shares at an exercise price of $17.41 per share. The shares subject to this option vest 6.25% per three-month period over a four-year period. In awarding these grants, we considered Mr. Beauchamp’s performance in leading BMC Software and an assessment of equity grants made to CEOs of other peer group companies. These grants are intended to maintain Mr. Beauchamp’s compensation at a competitive level and to align his interests with those of our stockholders.
      Mr. Beauchamp’s base salary and short-term incentive compensation target for fiscal year 2006 will remain the same as for fiscal year 2005. We believe that Mr. Beauchamp’s incentive target of 150% of his base salary will continue to maintain the focus on near-term performance.
Conclusion
      In fulfilling the charter of the Compensation Committee, the undersigned members of the committee are satisfied that the fiscal 2005 executive compensation was consistent with stockholder interests and believe that the fiscal 2006 compensation plan continues to encapsulate stockholder interests. With the advice of independent advisors, we designed the fiscal 2006 compensation plan with consideration for the current executive compensation environment, the needs of the business and alignment with stockholder interests. We will continue to monitor the external environment and manage the plan with rigor to ensure that stockholder and BMC Software interests are being fulfilled.
Submitted By:
Compensation Committee
Meldon K. Gafner (Chairman)
Lew W. Gray
P. Thomas Jenkins
Tom C. Tinsley
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
      None of the members of the Compensation Committee were officers or employees or former officers or employees of BMC Software or any of our subsidiaries during fiscal 2005, or had any relationship otherwise requiring disclosure.
EMPLOYMENT CONTRACTS AND CHANGE OF CONTROL ARRANGEMENTS
      BMC Software has an employment agreement with Robert E. Beauchamp which provides that Mr. Beauchamp is entitled to an annual base salary of $700,000 and a target annual cash bonus of up to 200% of his base salary which target has been established by the Compensation Committee at 150% for fiscal 2006. The actual amount of any cash bonus is based on performance and is subject to the achievement of certain performance objectives discussed above; however, the Board will make the decision, in its sole discretion, as to whether such objectives were met. This employment agreement provides that in the case of a termination of employment by BMC Software without cause, as defined in the agreement, or by Mr. Beauchamp for good reason, as defined in the agreement, Mr. Beauchamp would be entitled to a payment equal to two years of his then current base salary and a payment equal to two times his then current cash bonus target amount. This employment agreement also provides that in the event of a termination of employment without cause or for good reason within 12 months of a change of control of BMC Software, Mr. Beauchamp would be entitled to a payment equal to two years of his then current base salary and a payment equal to two times his then current cash bonus target amount, would vest fully in outstanding options and would continue to receive medical insurance benefits at no cost for up to eighteen months. In consideration of the benefits bestowed under the employment agreement, the agreement restricts competitive activities for two years after termination, prohibits disclosure of BMC Software confidential information and prohibits solicitation of BMC Software employees, and receipt of severance benefits is contingent upon execution of a release of claims.
      BMC Software also has employment agreements with each of the Named Executive Officers under “Executive Compensation” on page 29. Under these employment agreements, Jerome Adams receives an annual base salary of $400,000; Dan Barnea receives an annual base salary of $425,000; George Harrington receives an annual base salary of $400,000; and Cosmo Santullo receives an annual base salary of $425,000. In addition, each executive is entitled to a target annual cash bonus equal to a percentage of his annual base salary, as follows: Mr. Adams — 100%; Mr. Barnea — 125%; Mr. Harrington — 100%; and Mr. Santullo — 150%. The actual amount of any such cash bonus is based on performance. Each employment agreement provides that in the case of a termination of employment by BMC Software without cause, as defined in the agreement, or by the executive for good reason, as defined in the agreement, the executive would be entitled to a payment equal to two years of his then current base salary and a payment equal to two times his then current cash bonus target amount. Each employment agreement also provides that in the event of a termination of employment without cause or for good reason within 12 months of a change of control of BMC Software, the executive would be entitled to a payment equal to two years of his then current base salary and a payment equal to two times his then current cash bonus target amount, would vest fully in outstanding options and would continue to receive medical and life insurance benefits at no cost for eighteen months. In consideration of the benefits bestowed under the employment agreement, each agreement restricts competitive activities for two years after termination, prohibits disclosure of BMC Software confidential information and prohibits solicitation of BMC Software employees. Prior to the termination of his employment on February 9, 2005, Darroll Buytenhuys had an employment agreement with BMC Software with similar terms as those described in this paragraph. In connection with the termination of his employment and pursuant to the terms of his employment agreement, Mr. Buytenhuys was paid severance of $2,125,000.

EQUITY COMPENSATION PLANS
      The following table summarizes share and exercise price information about BMC Software’s equity compensation plans as of March 31, 2005. Not included in the table are the 1,632,240 aggregate shares attributable to the acquired plans (Evity, BGS, Boole & Babbage and Marimba).

				Number of Shares
				of Common Stock
				Remaining
				Available for
				Future Issuance
				Under Equity
				Compensation
	Number of Shares of			Plans (Excluding
	Common Stock to			Shares of
	be Issued upon		Weighted-Average	Common Stock
	Exercise of		Exercise Price of	Reflected in
Plan Category	Outstanding Options		Outstanding Options	Column (a))

	(a)(1)		(b)	(c)

Equity compensation plans approved by security holders	20,098,410	(2)	$20.9469	11,960,333	(2)(4)
Equity compensation plans not approved by security holders	17,350,387	(3)	$18.1417	3,947,213	(3)

Total	37,448,797		$19.6472	15,907,546

(1)	Various stock option plans (the “Assumed Plans”) were assumed by BMC Software in connection with BMC Software’s acquisitions by merger of BGS Systems, Inc. in 1998, Boole & Babbage, Inc. in 1999, Evity, Inc. in 2000 and Marimba, Inc. in 2004. No future options will be issued under the Assumed Plans. As of March 31, 2005, options to purchase an aggregate of 1,632,240 shares of Common Stock at a weighted-average exercise price of $11.9440 were outstanding under the Assumed Plans.

(2)	Includes BMC Software’s 1990 Stock and Incentive Plan, 1994 Nonemployee Directors’ Stock Option Plan, 1994 Employee Incentive Plan, 2002 Nonemployee Director Stock Option Plan and 2002 Employee Incentive Plan. No further awards may be granted under the 1990 Stock and Incentive Plan and the 1994 Nonemployee Directors’ Stock Option Plan.

(3)	BMC Software’s 2000 Employee Stock Incentive Plan and 2000 Stock Option Plan have not been approved by BMC Software’s stockholders. The material provisions of each of these plans are described below.

(4)	Includes 1,762,732 shares of Common Stock available for issuance pursuant to BMC Software’s 1996 Employee Stock Purchase Plan.
Material Features of Plans Not Approved by Stockholders
      BMC Software’s 2000 Employee Stock Incentive Plan was adopted by the Board to enable BMC Software to recruit, retain and motivate its non-executive employees with equity-based incentives, primarily employee stock options. Employees and consultants of BMC Software are eligible to receive grants under the plan, and the plan is administered by the Compensation Committee of the Board. BMC Software has not granted any awards to its executive officers under this plan. An aggregate of 22,000,000 shares of Common Stock were reserved for awards under the plan. As of March 31, 2005, options to purchase 17,287,387 shares of Common Stock were outstanding under the plan and an aggregate of 3,947,213 shares of Common Stock remained available for awards under the plan. To date, no shares of restricted stock have been granted under the plan. Awards of stock options and restricted stock are available under the plan. The exercise price per share of Common Stock for options granted under the plan is determined by the Compensation Committee; provided, that the exercise price is not less than the fair market value of shares of Common Stock at the date the option is granted. The term of each stock option is specified by the Compensation Committee. To date, all stock options granted under the plan have a ten-year term from the date of grant. Under the plan, shares of Common Stock that are the subject of a restricted stock award are subject to restrictions on disposition by the holder and an obligation of the holder to forfeit and surrender the shares to BMC Software under certain circumstances. These conditions are determined by the Compensation Committee but may include: the attainment of one or more performance targets, the holder’s continued employment with BMC Software for a specified period of time, the occurrence of a specified event or condition or a combination of any of the foregoing. In general, in the event of a change of control of BMC Software, the Compensation Committee will take one or more of the following four actions (which actions may vary among holders): accelerate the vesting of all outstanding and unexercised options; require the surrender of outstanding options and pay the holders of such options the difference between the change of control value and the exercise price of such options; make such adjustments to outstanding options as the Compensation Committee deems appropriate to reflect the change of control event; or provide that outstanding options shall be converted into options to receive shares of stock or securities or property to which the holder would have been entitled, pursuant to the terms of the change of control event (merger, sale of assets or otherwise), if immediately prior to such change of control event the holder had been a stockholder.
      BMC Software’s 2000 Stock Option Plan was adopted by the Board in connection with BMC Software’s acquisition by merger of Evity, Inc. Certain stockholders of Evity, including consultants of Evity, were granted options to purchase shares of Common Stock as additional consideration in connection with the acquisition. An aggregate of 600,000 shares of Common Stock were authorized under this plan, and options to purchase 400,000 shares of Common Stock were granted to former stockholders, employees and consultants of Evity at the closing of the merger on April 25, 2000. As of March 31, 2005, options to purchase 63,000 shares of Common Stock were outstanding under this plan. BMC Software does not have any current plans to issue any additional options under this plan. Only awards of stock options were available under the plan. The exercise price per share of Common Stock for options granted under the plan was equal to the fair market value of shares of Common Stock at the date such option was granted. All stock options granted under the plan have a ten-year term from the date of grant. In general, in the event of a change of control of BMC Software, the Compensation Committee will take one or more of the following four actions (which actions may vary among holders): accelerate the vesting of all outstanding and unexercised options; require the surrender of outstanding options and pay the holders of such options the difference between the change of control value and the exercise price of such options; make such adjustments to outstanding options as the Compensation Committee deems appropriate to reflect the change of control event; or provide that outstanding options shall be converted into options to receive shares of stock or securities or property to which the holder would have been entitled, pursuant to the terms of the change of control event (merger, sale of assets or otherwise), if immediately prior to such change of control event the holder had been a stockholder.

EXECUTIVE COMPENSATION
      The following tables and notes thereto present information concerning the cash compensation, restricted stock grants, stock option grants and stock option exercises of BMC Software’s Chief Executive Officer and the four most highly compensated executive officers of BMC Software, other than the Chief Executive Officer, serving as executive officers at the end of fiscal 2005 (the “Named Executive Officers”). BMC Software’s compensation policies are discussed above under the heading “Report of the Compensation Committee of the Board on Executive Compensation.”
Summary Compensation

						Long-Term Compensation

						Awards
		Annual Compensation						Payouts
						Restricted	Securities
				Other Annual		Stock	Underlying	LTIP	All Other
	Fiscal			Compensation		Award	Options	Payouts	Compensation
Name and Principal Position	Year	Salary($)	Bonus($)	($)		($)(7)	(#)	($)	($)

Robert E. Beauchamp	2005	695,128	429,975	186,317	(4)	—	500,000	350,000	6,500	(8)
President and Chief	2004	600,000	460,800	76,534	(4)	232,381	580,000	—	6,134	(8)
Executive Officer	2003	600,000	1,100,050	188,920	(4)	—	875,000	—	5,860	(8)

Jerome Adams	2005	400,000	163,800	—		345,400	87,000	75,000	8,500	(8)
Senior Vice President of	2004	400,000	160,000	—		80,688	130,000	—	8,479	(8)
Administration	2003	250,000	337,834	—		—	200,000	—	6,837	(8)

Dan Barnea	2005	425,000	217,547	—		—	200,000	125,000	—
Senior Vice President of	2004	425,000	212,500	—		107,164	210,000	—	—
R&D	2003	425,000	649,335	—		—	260,000	—	—

George Harrington(1)	2005	400,000	300,000	314,000	(5)	—	130,000	—	7,000	(8)
Senior Vice President,	2004	24,359	130,000	966,000	(5)	701,250	—	—	—
Chief Financial Officer

Cosmo Santullo(2)	2005	177,083	315,998	—		—	250,000	—	—
Senior Vice President Worldwide Sales and Services

Darroll Buytenhuys(3)	2005	365,609	261,057	—		—	200,000	125,000	2,129,756	(9)
	2004	422,916	255,000	217,986	(6)	128,597	210,000	—	8,631	(8)
	2003	399,996	733,366	252,869	(6)	—	260,000	—	7,010	(8)

(1)	Mr. Harrington’s employment began with BMC Software on March 9, 2004.

(2)	Mr. Santullo’s employment began with BMC Software on November 1, 2004.

(3)	Mr. Buytenhuys’ employment with BMC Software ended on February 9, 2005.

(4)	Includes $143,343, $48,969 and $146,686 for fiscal 2005, 2004 and 2003, respectively, which represents the incremental cost to BMC Software for the personal use by Mr. Beauchamp of BMC Software’s fractional interest in corporate aircraft. The Board has permitted Mr. Beauchamp to use BMC Software’s interest in corporate aircraft up to twelve trips per year for personal use, in part, as an additional benefit. During fiscal 2005, Mr. Beauchamp utilized this benefit for five trips.

(5)	Represents recruiting bonuses paid to Mr. Harrington to replace deferred income and equity value forfeited from Mr. Harrington’s previous employer. The $966,000 paid in fiscal 2004 was deposited in BMC Software’s deferred compensation plan and is subject to a vesting schedule requiring continued employment with BMC Software. Such amounts vest 25% per year over a four-year period beginning March 10, 2008.

(6)	Includes $207,586 and $199,464 for fiscals 2004 and 2003, respectively, for payment of foreign taxes and tax equalization for Mr. Buytenhuys during his time working outside the United States as an expatriate.

(7)	Amounts are calculated pursuant to the SEC rule and equal the number of restricted shares times the stock price on date of grant, but such shares are subject to vesting.

(8)	Includes $4,000 of matching contributions under BMC Software’s 401(k) plan with the remainder representing BMC Software’s payments of insurance premiums for term life insurance for the Named Executive Officer.

(9)	Includes $2,125,000 severance payment pursuant to Mr. Buytenhuys’ employment agreement with BMC Software described under “Employment Contracts and Change of Control Arrangements.” Also includes $4,000 of matching contributions under BMC Software’s 401(k) plan with the remainder representing BMC Software’s payments of insurance premiums for term life insurance for Mr. Buytenhuys.
Option Grants in Last Fiscal Year
      The following table set forth certain information on option grants in fiscal 2005 to the Named Executive Officers.

	Individual Grants
					Potential Realizable Value at
	Number of	Percent of Total			Assumed Annual Rates of Stock
	Securities	Options			Price Appreciation for Option
	Underlying	Granted to	Exercise		Term of 10 Years(2)
	Options	Employees in	Price
Named Executive Officer	Granted (#)(1)	Fiscal Year	($/Share)	Expiration Date	5%	10%

Robert E. Beauchamp	500,000	7.69%	$17.41	May 3, 2014	$5,473,704	$13,873,159
Jerome Adams	87,000	1.34%	$17.41	May 3, 2014	$952,424	$2,413,930
Dan Barnea	200,000	3.07%	$17.41	May 3, 2014	$2,189,482	$5,549,263
George Harrington	130,000	2.00%	$17.41	May 3, 2014	$1,423,163	$3,607,021
Cosmo Santullo	250,000	3.84%	$19.02	November 1, 2014	$2,989,944	$7,578,044
Darroll Buytenhuys	200,000	3.07%	$17.41	May 3, 2014	$2,189,482	$5,549,263

(1)	All options listed were granted pursuant to the 1994 Employee Incentive Plan. The option exercise price is the market price when granted; the options have a term of 10 years and vest 6.25% per quarter over four years.

(2)	Potential realizable values are based on the assumed annual growth rates for each of the grants shown over their 10-year option term. Such increases in values are based on speculative assumptions and should not inflate expectations of the future market value of BMC Software’s Common Stock.
Aggregated Option Exercises in Last Fiscal Year
and Fiscal Year-End Option Values
      The following table provides information on option exercises in fiscal 2005 by the Named Executive Officers and the value of such officers’ unexercised options at March 31, 2005 using the closing market price of $15.00.

			Number of Securities
			Underlying Unexercised		Value of Unexercised
			Options at Fiscal		In-the-Money Options at
	Shares		Year-End (#)		Fiscal Year-End ($)
	Acquired On	Value
	Exercise (#)	Realized ($)	Exercisable	Unexercisable	Exercisable	Unexercisable

Robert E. Beauchamp	—	—	2,600,028	1,170,000	16,494	21,206
Jerome Adams	—	—	173,187	243,813	196,197	197,253
Dan Barnea	—	—	709,375	410,625	5,972	7,678
George Harrington	—	—	24,375	105,625	—	—
Cosmo Santullo	—	—	15,625	234,375	—	—
Darroll Buytenhuys	—	—	644,375	—	5,972	—

Long-Term Incentive Plans — Awards in Last Fiscal Year
      In May 2003, the Compensation Committee approved a Long-Term Incentive Performance Award (“LTIP”) Program and granted awards under that program to selected senior executives, including the Named Executive Officers. The LTIP Program is designed to drive value creation through total stockholder return (“TSR”) performance measures, to retain top-performing and critical employees, and to reward senior executives for performance compared to their peers. The LTIP Program is also designed to reduce BMC Software’s use of option grants for senior executives and, therefore, its dilution levels. The total long-term incentive amount for each senior executive is allocated between options and long-term performance cash under the LTIP Program.
      The targeted LTIP cash award amount for each participant is dependent on BMC Software’s TSR relative to a group of BMC Software’s competitors over the course of the performance period. If BMC Software does not achieve a certain threshold TSR relative to the TSR for the competitive group, no payout will occur. Typically, the performance period under the LTIP Program will be a three-year period. For the first period, the Compensation Committee established two performance periods and split the targeted cash amount for each participating officer 50% for each performance period. The first performance period was eighteen months — April 1, 2003 through September 30, 2004, and the second performance period is three years — April 1, 2003 through March 31, 2006.
      Generally, if a participant is no longer employed by BMC Software due to disability or death, then targeted cash amounts are prorated. In the event of a change in control, then targeted cash amounts are prorated as well based on relative TSR as if the performance period ends on the date of the change in control. In the event of terminations other than death or disability, awards are forfeited.
      Because the amount of an executive’s LTIP Program bonus is dependent upon the TSR objectives for the performance period, the exact amount of the payout (if any) to an executive under the program cannot be determined at this time. The following tables describe the hypothetical amounts that would be payable to Named Executive Officers assuming that threshold, target and maximum levels of TSR performance metrics are met.

		Hypothetical Estimated Future Payouts Under
		Non-Stock Price-Based Plans (Cash)

	Performance or Other	Below			Hypothetical
	Period Until	Threshold	Threshold	Target	Maximum
Name	Maturation or Payout	Value ($)	Value ($)(1)	Value ($)(2)	Value ($)(3)

Robert E. Beauchamp	4/1/03 - 3/31/06	0	35,000	700,000	1,050,000
Jerome Adams	4/1/03 - 3/31/06	0	7,500	150,000	225,000
Dan Barnea	4/1/03 - 3/31/06	0	12,500	250,000	375,000

		Hypothetical Estimated Future Payouts Under
		Non-Stock Price-Based Plans (Cash)

	Performance or Other	Below			Hypothetical
	Period Until	Threshold	Threshold	Target	Maximum
Name	Maturation or Payout	Value ($)	Value ($)(1)	Value ($)(2)	Value ($)(3)

Robert E. Beauchamp	4/1/04 - 3/31/07	0	70,000	1,400,000	2,100,000
Jerome Adams	4/1/04 - 3/31/07	0	15,000	300,000	450,000
Dan Barnea	4/1/04 - 3/31/07	0	25,000	500,000	750,000
George Harrington	4/1/04 - 3/31/07	0	15,000	300,000	450,000

		Hypothetical Estimated Future Payouts Under
		Non-Stock Price-Based Plans (Cash)

	Performance or Other	Below			Hypothetical
	Period Until	Threshold	Threshold	Target	Maximum
Name	Maturation or Payout	Value ($)	Value ($)(1)	Value ($)(2)	Value ($)(3)

Robert E. Beauchamp	4/1/05 - 3/31/08	0	70,000	1,400,000	2,100,000
Jerome Adams	4/1/05 - 3/31/08	0	15,000	300,000	450,000
Dan Barnea	4/1/05 - 3/31/08	0	25,000	500,000	750,000
George Harrington	4/1/05 - 3/31/08	0	15,000	300,000	450,000
Cosmo Santullo	4/1/05 - 3/31/08	0	25,000	500,000	750,000

(1)	Threshold Values equal the payouts under the LTIP Program if BMC Software achieves the minimum performance of being ranked in the 31st percentile amongst its peer group for TSR during the respective performance period.

(2)	Target Values equal the payouts under the LTIP Program if BMC Software is ranked in the 70th percentile amongst its peer group for TSR during the respective performance period.

(3)	Maximum Values equal the payouts under the LTIP Program if BMC Software is ranked in the 80th percentile or above amongst its peer group for TSR during the respective performance period.
      Awards under the LTIP Program were made pursuant to the BMC Software, Inc. 2002 Employee Incentive Plan which was approved by BMC Software stockholders.
REPORT OF THE AUDIT COMMITTEE OF THE BOARD
      The Audit Committee of the Board of Directors is composed of four independent directors as defined by the listing standards of the New York Stock Exchange and the rules of the Securities and Exchange Commission (the “SEC”). In addition, the Board has determined that each member of the Audit Committee is an “audit committee financial expert” as defined by the rules of the SEC. The Audit Committee operates under a written charter adopted and approved by the Board of Directors.
      The purpose of the Audit Committee is to assist the Board of Directors in fulfilling its responsibility to oversee (i) the quality and integrity of BMC Software’s financial statements and the process that produces them, (ii) BMC Software’s compliance with legal and regulatory requirements, (iii) the quality and integrity of BMC Software’s risk management process and (iv) the qualifications and independence of the independent auditors. The Audit Committee also oversees the performance of BMC Software’s internal audit function. The Audit Committee has sole responsibility for the retention and termination of the independent auditors. The Audit Committee members are not professional accountants or auditors, and their functions are not intended to duplicate or certify the activities of management and the independent auditors. The Audit Committee provides advice, counsel and direction to management and the auditors on the basis of information it receives, discussions with management and the auditors and the experience of the Audit Committee’s members in business, financial and accounting matters.
      The Audit Committee has met and reviewed and discussed BMC Software’s audited financial statements as of and for the year ended March 31, 2005, with BMC Software’s management, which has the primary responsibility for BMC Software’s financial statements as well as BMC Software’s independent auditors, Ernst & Young LLP, who are responsible for performing an independent audit of BMC Software’s consolidated financial statements in accordance with auditing standards generally accepted in the United States and issuing a report thereon.
      The Audit Committee has discussed with Ernst & Young LLP the matters required to be discussed by Statement on Auditing Standards No. 61, Communicating with Audit Committees, as amended, by the Auditing Standards Board of the American Institute of Certified Public Accountants. The Audit Committee has received and reviewed the written disclosures and the letter from Ernst & Young LLP required by Independence Standard No. 1, Independence Discussions with Audit Committees, as amended, by the

Independence Standards Board, and has discussed with Ernst & Young LLP their independence. The Audit Committee also considered whether Ernst & Young LLP’s non-audit services to BMC Software were compatible with their independence and concluded their independence was not compromised by the provision of such services.
      Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board, and the Board of Directors has approved, that the audited financial statements referred to above be included in BMC Software’s Annual Report of Directors on Form 10-K for the year ended March 31, 2004, for filing with the SEC.
Submitted By:
Audit Committee
George F. Raymond (Chairman)
Jon E. Barfield
Louis J. Lavigne, Jr.
Kathleen A. O’Neil

PERFORMANCE GRAPH
      The following indexed graph indicates the yearly change in cumulative total stockholder return for BMC Software’s Common Stock for the five-year period ended March 31, 2005 as compared with the Standard & Poor’s 500 Index and the Standard & Poor’s Systems Software Index.
COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*
AMONG BMC SOFTWARE, INC., THE S & P 500 INDEX
AND THE S & P SYSTEMS SOFTWARE INDEX

	2000	2001	2002	2003	2004	2005

BMC Software Common Stock	100.00	43.54	39.39	30.56	39.59	30.38

S&P 500	100.00	78.32	78.51	59.07	79.82	85.16

S&P Systems Software	100.00	47.24	48.78	38.47	43.06	45.98

*	$100 invested on 3/31/00 in stock or index-including reinvestment of dividends. Fiscal year ending March 31.
STOCKHOLDER PROPOSALS
      Pursuant to the various rules promulgated by the SEC, stockholders interested in submitting a proposal for inclusion in BMC Software’s proxy materials and for presentation at the 2006 Annual Meeting of Stockholders may do so by following the procedures set forth in Rule 14a-8 under the Securities Exchange Act of 1934, as amended. To be eligible for inclusion in such proxy materials, stockholder proposals must be received by BMC Software’s Secretary no later than March 20, 2006.

      In addition to the requirements of the SEC described in the preceding paragraph, and as more specifically provided for in BMC Software’s bylaws, in order for a nomination of persons for election to BMC Software’s Board or a proposal of business to be properly brought before BMC Software’s Annual Meeting of Stockholders, it must be either specified in the notice of the meeting given by BMC Software or otherwise brought before the meeting by or at the direction of BMC Software’s Board of Directors or by a stockholder of BMC Software entitled to vote at the meeting and who complies with the following notice procedures.
      For nominations or other business to be properly brought before an annual meeting by a stockholder the stockholder must give timely notice thereof in writing to the Secretary of BMC Software and such business must be a proper matter for stockholder action under the Delaware General Corporation Law. To be timely, a stockholder’s notice must be delivered to the Secretary of BMC Software at BMC Software’s principal executive offices not less than 45 days or more than 75 days prior to the first anniversary of the date on which BMC Software first mailed its proxy materials for the preceding year’s annual meeting. For a stockholder nomination for election to BMC Software’s Board or a proposal of business to be considered at the 2006 Annual Meeting of Stockholders, it should be properly submitted to BMC Software’s Secretary no earlier than May 4, 2006 and no later than June 3, 2006. However, if the date of the 2006 Annual Meeting of Stockholders is advanced by more than 30 days prior to or delayed by more than 30 days after the anniversary of this year’s annual meeting, notice by the stockholder to be timely must be delivered not later than the close of business on the later of the 90th day prior to such annual meeting and the 10th day following the day on which public announcement of the date of such meeting is first made.
      For each individual that a stockholder proposes to nominate as a director, such notice must set forth all of the information required to be disclosed in solicitations of proxies for elections of directors, or is otherwise required, in each case under applicable law. For any other business that a stockholder desires to bring before an annual meeting, the stockholder must provide a brief description of such business, the reasons for conducting such business and any material interest in such business of the stockholder and any beneficial owner on whose behalf the stockholder has made the proposal. If a stockholder provides notice for either event described above, such notice must include the following information:

•	the name and address of the stockholder as it appears on BMC Software’s books;

•	the name and address of the beneficial owner, if any, as it appears on BMC Software’s books; and

•	the class or series and the number of shares of BMC Software stock that are owned beneficially and of record by the stockholder and the beneficial owner.
      If BMC Software increases the number of directors to be elected at an annual meeting and there is no public announcement naming all of the nominees for director or specifying the size of the increased Board made by BMC Software at least 55 days prior to the anniversary of the date the previous year’s proxy statement was first mailed to stockholders, a stockholder’s notice regarding the nominees for the new positions created by such increase will be considered timely if it is delivered to BMC Software’s Secretary at the address indicated on page 1 of this proxy statement not later than the close of business on the 10th day following the day on which the public announcement is first made.
ANNUAL REPORT ON FORM 10-K
      BMC Software has furnished a copy of BMC Software’s Annual Report, as filed with the SEC, including the financial statements and the financial statement schedules thereto to each person whose proxy is being solicited. BMC Software’s Annual Report and exhibits thereto may be viewed on the Internet at www.bmc.com/investors or at www.sec.gov. BMC Software will furnish to any such person any exhibit described in the list accompanying the Annual Report. Requests for copies of such report and/or exhibit(s) should be directed to Mr. Robert H. Whilden, Jr., 2101 CityWest Blvd., Houston, Texas 77042.

OTHER INFORMATION
      Transfer Agent. Stockholders should direct communications regarding change of address, transfer of stock ownership or lost stock certificates to: EquiServe Trust Company, N.A., P.O. Box 43023, Providence, RI 02940-3023. BMC Software’s transfer agent may also be reached via the Internet at http://www.equiserve.com, by telephone at (877)282-1168 or by facsimile at (617)360-6900.
      The cost of soliciting proxies in the accompanying form will be borne by BMC Software. In addition to solicitations by mail, a number of officers, directors and regular employees of BMC Software may, if necessary to ensure the presence of a quorum and at no additional expense to BMC Software, solicit proxies in person or by telephone. BMC Software also will make arrangements with brokerage firms, banks and other nominees to forward proxy materials to beneficial owners of shares and will reimburse such nominees for their reasonable costs.
      The persons designated to vote shares covered by proxies intend to exercise their judgment in voting such shares on other matters that may come before the Annual Meeting. Management does not expect, however, that any matters other than those referred to in this proxy statement will be presented for action at the Annual Meeting.

By Order of the Board of Directors

Robert H. Whilden, Jr.
Secretary
Houston, Texas
July 19, 2005

APPENDIX A
AMENDMENT TO BMC SOFTWARE, INC.
1994 EMPLOYEE INCENTIVE PLAN
(AS AMENDED AND RESTATED EFFECTIVE AS OF AUGUST 25, 1997)
      WHEREAS, BMC SOFTWARE, INC. (the “Company”) has heretofore adopted the BMC SOFTWARE, INC. 1994 EMPLOYEE INCENTIVE PLAN (AS AMENDED AND RESTATED EFFECTIVE AS OF AUGUST 25, 1997), as amended (the “Plan”), for the benefit of certain employees of the Company and its subsidiaries; and
      WHEREAS, the Company desires to amend the Plan to extend the term of the Plan and to allow for the grant of Awards (as such term is defined in the Plan) to non-employee directors of the Company;
      NOW, THEREFORE, the Plan shall be amended as follows:
      1. The first three sentences of Paragraph I of the Plan shall be deleted and the following shall be substituted therefor:

“The purpose of the BMC SOFTWARE, INC. 1994 EMPLOYEE INCENTIVE PLAN (the “Plan”) is to provide a means through which BMC SOFTWARE, INC., a Delaware corporation (the “Company”), and its subsidiaries may attract able persons to serve as Directors or to enter the employ of the Company or its subsidiaries and to provide a means whereby those individuals upon whom the responsibilities of the successful administration and management of the Company and its subsidiaries rest, and whose present and potential contributions to the Company and its subsidiaries are of importance, can acquire and maintain stock ownership, thereby strengthening their concern for the welfare of the Company and its subsidiaries. A further purpose of the Plan is to provide such individuals with additional incentive and reward opportunities designed to enhance the profitable growth of the Company and its subsidiaries. Accordingly, the Plan provides for granting Incentive Stock Options, options that do not constitute Incentive Stock Options, Restricted Stock Awards, or any combination of the foregoing, as is best suited to the circumstances of the particular employee or Director as provided herein.”
      2. Subparagraph II (g) of the Plan shall be deleted and the following shall be substituted therefor:

“(g) “Director” means an individual who is a member of the Board.”
      3. Subparagraph II (j) of the Plan shall be deleted and the following shall be substituted therefor:

“(j) “Holder” means an employee or a Director who has been granted an Award.”
      4. The third sentence of Paragraph III of the Plan shall be deleted and the following shall be substituted therefor:

“No further awards may be granted under the Plan after August 23, 2015.”
      5. The term “employees” shall be replaced by the term “individuals” wherever it appears in Subparagraphs IV (b), V (a), and VII (d) of the Plan.
      6. The first two sentences of Paragraph VI of the Plan shall be deleted and the following shall be substituted therefor:

“Awards may be granted only to persons who, at the time of grant, are employees or Directors.”
      7. The following sentence shall be added prior to the first sentence of Subparagraph VII (c) of the Plan:

“An Incentive Stock Option may be granted only to an individual who is an employee at the time the Option is granted.”
      8. The phrase “an employee” in the first sentence of Subparagraph XI (a) of the Plan shall be replaced by the phrase “any individual.”

A-1

      9. The following shall be added to Subparagraph XI (b) of the Plan:

“In addition, for all purposes under the Plan, any reference to the employment of an employee or individual, or the termination thereof, shall be deemed to also include reference to the service of a Director on the Board, or the termination thereof, as applicable.”
      10. The final sentence of Subparagraph XI (d) of the Plan shall be deleted and the following shall be substituted therefor:

“No employee, Director, beneficiary or other person shall have any claim against the Company or any subsidiary as a result of any such action.”
      11. The amendments to the Plan set forth herein shall be effective as of August 23, 2005, provided that this amendment instrument is approved by the stockholders of the Company at the 2005 annual meeting of the Company’s stockholders held on such date. If this amendment instrument is not so approved at such meeting, then the amendments to the Plan set forth herein shall be void ab initio.
      12. As amended hereby, the Plan is specifically ratified and reaffirmed.

A-2

Attention: Mary Hayes
2101 CITYWEST BLVD.
HOUSTON, TX 77041-2827

VOTE BY INTERNET — www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER
COMMUNICATIONS
If you would like to reduce the costs incurred by BMC Software, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY PHONE — 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to BMC Software, Inc., c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

BMC87A	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

BMC SOFTWARE, INC.

Vote On Directors

1.	Election of eleven directors to serve until the Company’s 2006 Annual Meeting:

Nominees:	(01) B. Garland Cupp, (02) Robert E. Beauchamp, (03) Jon E. Barfield, (04) John W. Barter, (05) Meldon K. Gafner, (06) Lew W. Gray, (07) P. Thomas Jenkins, (08) Louis J. Lavigne, Jr., (09) Kathleen A. O’Neil, (10) George F. Raymond and (11) Tom C. Tinsley.

For	Withhold	For All
All	All	Except

☐	☐	☐

To withhold authority to vote for any individual nominee, mark “For All Except” and write the nominee’s number on the line below.

Vote On Proposal		For	Against	Abstain

2.	Proposal to ratify the appointment of Ernst & Young LLP as independent auditors of the Company for the fiscal year ending March 31, 2006.	☐	☐	☐

Vote On Proposal

3.	Proposal to approve an amendment to the BMC Software, Inc. 1994 Employee Incentive Plan (the “Incentive Plan”) to provide for a continuation of BMC Software’s historical practice of compensating its nonemployee directors with stock options by permitting them to be eligible for awards under the Incentive Plan and to extend the term during which awards may be issued under the Incentive Plan.	☐	☐	☐

Note: Joint owners must each sign. Please sign your name exactly as it appears on the stock certificate. When signing as attorney, executor, administrator, trustee or guardian, please give full title. If held by a corporation, please sign in the full corporate name by the president or other authorized officer.

For address changes and/or comments, please check this box and write them on the back where indicated	☐

	YES	NO

Please indicate if you plan to attend this meeting	☐	☐

HOUSEHOLDING ELECTION - Please indicate if you consent to receive certain future investor communications in a single package per household	☐	☐

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

PROXY

BMC SOFTWARE, INC.

PROXY FOR 2005 ANNUAL MEETING OF STOCKHOLDERS

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

     The undersigned hereby appoints Robert E. Beauchamp and Christopher C. Chaffin and each of them, with or without the other, with full power of substitution, to vote all shares of stock that the undersigned is entitled to vote at the 2005 Annual Meeting of Stockholders of BMC Software, Inc. (the “Company”), to be held in the East & West Paces Room at The Westin Hotel, 3391 Peachtree Road, NE, Atlanta, Georgia on August 23, 2005, at 10:00 a.m., local time, and all adjournments and postponements thereof.

     If shares of BMC Software, Inc. Common Stock are issued to or held for the account of the undersigned under employee plans and voting rights attach to such shares (any of such Plans, a “Voting Plan”), then the undersigned hereby directs the respective fiduciary of each applicable Voting Plan to vote all shares of BMC Software, Inc. Common Stock in the undersigned’s name and/or account under such Voting Plan in accordance with the instructions given herein, at the Annual Meeting and at any adjournments or postponements thereof, on all matters properly coming before the Annual Meeting, including but not limited to the matters set forth on the reverse side.

     This proxy will be voted as you specify on the reverse side. If no specification is made, this proxy will be voted with respect to item (1) FOR the nominees listed, (2) FOR ratification of the appointment of Ernst and Young LLP as independent auditors of the Company for the fiscal year ending March 31, 2006 and (3) FOR the amendment to the BMC Software, Inc. 1994 Employee Incentive Plan (the “Incentive Plan”) to provide for continuation of BMC Software’s historical practice of compensating its nonemployee directors with stock options by permitting them to be eligible for awards under the Incentive Plan and to extend the term during which awards may be issued under the Incentive Plan.

(PLEASE RETURN THIS SIGNED PROXY CARD IN THE ACCOMPANYING ADDRESSED ENVELOPE)

Address Change/Comments:

(If you noted an Address Change/Comments above, please mark corresponding box on the reverse side.)

SEE REVERSE
SIDE

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

SEE REVERSE
SIDE